Exhibit 10.2

EXECUTION VERSION

$2,000,000,000

TERM LOAN AGREEMENT

Dated as of October 10, 2014

among

FMC CORPORATION

as U.S. Borrower

and

THE FOREIGN SUBSIDIARIES PARTY HERETO FROM TIME TO TIME

as Euro Borrowers

THE LENDERS PARTY HERETO

and

CITIBANK, N.A.,

as Administrative Agent,

* * *

CITIGROUP GLOBAL MARKETS INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers

BANK OF AMERICA, N.A.,

as Syndication Agent

and

BNP PARIBAS,

DNB CAPITAL LLC,

HSBC BANK USA, NATIONAL ASSOCIATION,

JPMORGAN CHASE BANK, N.A.,

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES AND EXHIBITS

SCHEDULES
Schedule I	-	Commitments
Schedule II	-	Material Subsidiaries
Schedule 5.02	-	Consents
Schedule 5.05	-	Litigation
Schedule 5.10	-	Environmental Matters
Schedule 6.04(a)	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Notice of Conversion or Continuation
Exhibit C-1	-	Form of Assignment and Acceptance
Exhibit C-2	-	Form of Participation Agreement
Exhibit D	-	Form of Euro Borrower Designation

TERM LOAN AGREEMENT

FMC CORPORATION

TERM LOAN AGREEMENT

TERM LOAN AGREEMENT (this “Agreement”), dated as of October 10, 2014, among FMC CORPORATION, a Delaware corporation (“U.S. Borrower”) and the Euro Borrowers (as defined below), in each case, party hereto from time to time (the Euro Borrowers together with the U.S. Borrower, collectively the “Borrowers”), the lenders listed on the signature pages hereof under the heading “Lenders” (the “Lenders”) and the other Lenders (as defined below) party hereto from time to time, BANK OF AMERICA, N.A., as syndication agent (the “Syndication Agent”), BNP PARIBAS, DNB CAPITAL LLC, HSBC BANK USA, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., SUMITOMO MITSUI BANKING CORPORATION, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and U.S. BANK NATIONAL ASSOCIATION, as co-documentation agents and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder.

WHEREAS, the Borrowers have requested that the Lenders make available to the Borrowers a senior unsecured term loan facility in order to consummate the Acquisition (as defined below) pursuant to the Acquisition Agreement (as defined below);

WHEREAS, the Borrowers shall concurrently with the execution of this Agreement by the parties hereto on the Effective Date (as defined below) amend and restate the Borrowers’ existing senior unsecured revolving credit facility; and

WHEREAS, the Lenders are willing to make available to the Borrowers such senior unsecured term loan facility upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptance” means an Assignment and Acceptance.

“Acquired Business” means, collectively, the Target together with its Subsidiaries.

“Acquisition” means the acquisition of the Target by the U.S. Borrower (either directly or indirectly through a Wholly-Owned Subsidiary) pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Share Purchase Agreement, dated as of 8 September 2014, among the U.S. Borrower, one or more of its subsidiaries and the Seller.

“Acquisition Agreement Representations” means representations made by the Seller with respect to the Acquired Business in the Acquisition Agreement as are material to the

TERM LOAN AGREEMENT

FMC CORPORATION

interests of the Lenders, but only to the extent that the U.S. Borrower has (or its Subsidiary has) the right to terminate its (or their) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means such account as the Administrative Agent shall designate in a notice to the U.S. Borrower and the Lenders.

“Affected Person” has the meaning specified in Sections 2.12(j), 3.05(e), 3.06 and 3.08.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency Fee Letter” means that certain Agency Fee Letter, dated as of the Effective Date, among the U.S. Borrower and the Administrative Agent.

“Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

“Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to money laundering, including without limitation the Patriot Act.

“Applicable Lending Office” means, with respect to each Lender, and for each Type of Loan, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan.

“Applicable Margin” means, as of any date, the applicable margin set forth under the Eurocurrency Rate or Base Rate column set forth below, as applicable, based upon the Public Debt Rating in effect on such date:

PUBLIC DEBT RATING S&P/MOODY’S	EUROCURRENCY RATE	BASE RATE
Level 1 A- / A3 or higher	1.000%	0.000%
Level 2 BBB+ / Baa1	1.125%	0.125%
Level 3 BBB / Baa2	1.250%	0.250%
Level 4 Lower than Level 3	1.500%	0.500%

TERM LOAN AGREEMENT

FMC CORPORATION

“Applicable Percentage” means, as of any date, the applicable percentage set forth below under the Commitment Fee column based upon the Public Debt Rating in effect on such date:

PUBLIC DEBT RATING S&P/MOODY’S	COMMITMENT FEE
Level 1 A- / A3 or higher	0.100%
Level 2 BBB+ / Baa1	0.125%
Level 3 BBB / Baa2	0.150%
Level 4 Lower than Level 3	0.200%

“Arrangers” means CGMI and Merrill, in their respective capacities as joint lead arrangers.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C-1 hereto.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as its “base rate”;

(b) the Federal Funds Effective Rate plus 1/2 of 1%; and

(c) Eurocurrency Rate for a one-month period plus 1%; provided, that for purposes of this clause (c), the Eurocurrency Rate shall be based on the Eurocurrency Rate at approximately 11:00 A.M. (London time) on such day of determination, but shall otherwise be calculated in accordance with the definition of “Eurocurrency Rate” (including the interest rate floors set forth therein).

TERM LOAN AGREEMENT

FMC CORPORATION

“Base Rate Loan” means a Loan which bears interest as provided in Section 2.08(a)(i).

“BofA” means Bank of America, N.A., a national banking association.

“Borrowers” has the meaning specified in the recital of parties to this Agreement.

“Borrowers’ Accountants” means KPMG LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by each of the Lenders pursuant to Section 2.01(a).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Loans, on which dealings are carried on in the London interbank market.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means the occurrence of any of the following: (a) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 30% or more of the issued and outstanding Voting Stock of the U.S. Borrower or (b) during any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the U.S. Borrower (together with any new directors whose election by the board of directors of the U.S. Borrower or whose nomination for election by the stockholders of the U.S. Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Citibank” means Citibank, N.A., a national banking association, and its successors.

“Closing Date” has the meaning set forth in Section 4.02.

TERM LOAN AGREEMENT

FMC CORPORATION

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Co-Documentation Agents” has the meaning specified in the recital of parties to this Agreement.

“Commitment” means, as to any Lender, (i) the Dollar amount set forth opposite its name on Schedule I hereto or (ii) if such Lender has entered into one or more Acceptances, the amount set forth for such Lender in the Register, in each case as the same may be reduced as expressly provided herein (including, without limitation, pursuant to Sections 2.06, 3.08 and 9.07). As of the date hereof, the initial amount of the total Commitment is $2,000,000,000.

“Commitment Termination Date” means June 8, 2015 if the Closing Date shall not have occurred on or prior thereto; provided, however, that if the “Long Stop Date” (as defined in the Acquisition Agreement as of the date thereof) is extended to permit additional time to satisfy the “Antitrust Condition” (as defined in the Acquisition Agreement as of the date thereof), the Commitment Termination Date shall be automatically extended to such extended “Long Stop Date” (and the U.S. Borrower shall provide prompt written notice of such extension to the Administrative Agent, which shall promptly notify the Lenders); provided, further, that the Commitment Termination Date shall not extend beyond the one year anniversary of September 8, 2014.

“Confidential Information” has the meaning set forth in Section 9.11 hereto.

“Consolidated” refers to the consolidation of accounts of the U.S. Borrower and its Subsidiaries in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation and/or organization, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any green house gas, petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Continuation”, “Continue” and “Continued” each refer to a continuation of Eurocurrency Rate Loans for an additional Interest Period pursuant to Section 2.14.

“Contractual Obligation” means, as to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.14.

TERM LOAN AGREEMENT

FMC CORPORATION

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens for taxes, assessments, governmental charges, claims or levies in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(b) Liens of landlords, liens in favor of utilities and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law or contract which were incurred in the ordinary course of business and (i) which secure amounts not yet due or (ii)(A) which do not in the aggregate materially detract from the value of such property (other than immaterial property) or materially impair the use thereof in the operation of the business of any Person or (B) which Liens (or the amounts secured thereby) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of trade contracts, bids, tenders, statutory and regulatory obligations, sales, contracts (other than for the repayment of borrowed money), appeal bonds, leases, government contracts or customs bonds and other similar obligations incurred in the ordinary course of business;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Person;

(f) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted at such real property;

(g) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(h) Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default, provided that no cash or property is deposited or delivered to secure any such judgment or award;

TERM LOAN AGREEMENT

FMC CORPORATION

(i) Liens on tangible property of a Person or a business that are existing at the time such Person or business is acquired pursuant to an acquisition not prohibited by Section 6.04(b), provided that such Liens were not placed on such property in contemplation of the consummation of the acquisition and do not extend to any property other than those of the Person or the business so acquired (and proceeds and products of any of the foregoing);

(j) Liens encumbering goods under production and arising from progress or partial payments by the U.S. Borrower or any Subsidiary relating to the underlying goods;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the U.S. Borrower or any Subsidiary in the ordinary course of business;

(l) Liens under ERISA to the extent the creation thereof would not breach the representation made in Section 5.08 if made immediately after such creation;

(m) Liens on any proceeds (including, without limitation, insurance, condemnation and eminent domain proceeds) or products of any property, a lien over which is a Lien permitted by Section 6.04(a); and

(n) Liens arising solely by virtue of any statutory or common law provisions relating to (i) banker’s liens, (ii) liens in favor of securities intermediaries and (iii) rights of set off or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries, including Liens arising under Article 24 of the general terms and conditions of any member of the Dutch Bankers’ Association or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.08(b).

“Defaulting Lender” means at any time on or prior to the Closing Date, subject to Section 2.16(e), (i) any Lender that has failed to comply with its obligations under this Agreement to make a Loan or pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (each a “Funding Obligation”) within two Business Days of the date such Funding Obligation was required to be funded hereunder unless such Lender notifies the Administrative Agent and the U.S. Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) any Lender that has notified the Administrative Agent or the U.S. Borrower in writing, or has stated publicly, that it does not intend to comply with its Funding Obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) any Lender that has defaulted on its funding obligations under any other loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the U.S.

TERM LOAN AGREEMENT

FMC CORPORATION

Borrower, failed to confirm in writing to the Administrative Agent and the U.S. Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the U.S. Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of Funding Obligations provided for in Section 2.16 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Notwithstanding anything to the contrary above, any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.16(e)) upon notification of such determination by the Administrative Agent to the U.S. Borrower and the Lenders.

“Designated Borrower” means any Euro Borrower designated pursuant to a Euro Borrower Designation.

“Disclosure Documents” means, collectively, the U.S. Borrower’s annual report on Form 10-K for December 31, 2013 and quarterly report on Form 10-Q for June 30, 2014 and any amendments thereto filed by the U.S. Borrower with the SEC.

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its administrative questionnaire delivered to the Administrative Agent or in the Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the U.S. Borrower organized under the laws of any state of the United States of America or the District of Columbia or any entity disregarded for U.S. tax purposes wholly owned by the U.S. Borrower or a Domestic Subsidiary.

“Dutch Borrower” means any Borrower that is organized under the laws of the Netherlands.

“Dutch Non-Public Lender” means:

(i) until the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/ies: an entity that provides repayable funds to the Dutch Borrower for a minimum initial amount of EUR 100,000 (or its equivalent in another currency) or an entity otherwise qualifying as not forming part of the public), and

(ii) following the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/ies: such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

TERM LOAN AGREEMENT

FMC CORPORATION

“EBITDA” means, for any period, net income for such period, plus, without duplication and to the extent deducted from revenues in determining net income for such period, the sum of (a) the aggregate amount of interest expense for such period, (b) the aggregate amount of income and franchise tax expense for such period, (c) all amounts attributable to depreciation and amortization for such period, (d) all other non-cash charges and non-cash losses for such period and (e) all Non-Recurring Items for such period and minus, without duplication and to the extent added to revenues in determining net income for such period, the sum of (i) all non-recurring non-cash gains during such period, (ii) the amount of cash used during such period to the extent charged against net income in a different period and (iii) the amount of cash used during such period relating to a Non-Recurring Item, all as determined on a consolidated basis with respect to the U.S. Borrower and its Subsidiaries in accordance with GAAP. For the purposes of calculating EBITDA for any period, if during such period the U.S. Borrower or any Subsidiary shall have made an acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Effective Date” has the meaning set forth in Section 4.01.

“Eligible Assignee” means a Lender and any Affiliate of such Lender or any other Person approved in writing by the Administrative Agent and the U.S. Borrower; provided, that for the purposes of any Loan owed by a Dutch Borrower, any of the aforementioned Persons is a Dutch Non-Public Lender; provided, further, that none of the following shall be an Eligible Assignee: (i) any natural person, (ii) any Borrower or any Affiliates of such Borrower or (iii) prior to the Closing Date, any Defaulting Lender.

“Environmental Law” means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or hazardous materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

TERM LOAN AGREEMENT

FMC CORPORATION

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the U.S. Borrower’s controlled group, or under common control with the U.S. Borrower, within the meaning of Section 414(b) or 414(c) of the Code.

“ERISA Event” means, with respect to any Person, (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA with respect to a termination described in Section 4041(c)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such person or any of its ERISA Affiliates to make a payment to a Plan required under the minimum funding standards of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA.

“Euro Borrower” means each of FMC Finance B.V., a company organized and existing under the laws of the Netherlands, FMC Chemicals Netherlands B.V., a company organized and existing under the laws of the Netherlands, FMC Luxembourg Holdings S.à r.l. (previously named “SHCO 91 S.à r.l.”) a private limited liability company (société à responsabilité limitée) having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duchy of Luxembourg, with a share capital of EUR 12,500.-, registered with the Luxembourg Trade and Companies Register under number B 189601, FMC Luxembourg S.à r.l. (previously named “SHCO 92 S.à r.l.”) a private limited liability company (société à responsabilité limitée) having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duchy of Luxembourg, with a share capital of EUR 12,500.-, registered with the Luxembourg Trade and Companies Register under number B 189617 and any Foreign Subsidiary; provided, that such Foreign Subsidiary (i) is designated a “Euro Borrower” for purposes of this Agreement by the U.S. Borrower in a written notice in substantially the form of Exhibit D-1 hereto (each, a “Euro Borrower Designation” and each Euro Borrower designated thereby, a “Designated Borrower”), (ii) is approved as a Euro Borrower by the Administrative Agent and each Lender and (iii) joins this Agreement and the other Loan Documents pursuant to documentation satisfactory to the Administrative Agent (including such guaranties as the Administrative Agent may require).

“Euro Borrower Designation” has the meaning specified in the definition of “Euro Borrower”.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its administrative questionnaire delivered to the Administrative Agent or in the Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Administrative Agent.

TERM LOAN AGREEMENT

FMC CORPORATION

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing, the rate per annum appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market, the “Screen Rate”) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time) on the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period; provided, that the Eurocurrency Rate shall not be less than zero; provided, further, that if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency, then the Eurocurrency Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available in the relevant currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available in the relevant currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Eurocurrency Rate Loan” means a Loan which bears interest as provided in Section 2.08(a)(ii).

“Eurocurrency Rate Reserve Percentage” of any Lender for any Interest Period for any Eurocurrency Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 7.01.

“Excluded Representations” means the representations and warranties set forth in Sections 5.04 and 5.05.

“Facility” means the Commitments and the provisions herein relating to the Loans.

“Farm Credit System” means a federally chartered network of borrower-owned lending institutions comprised of cooperatives and related service organizations regulated by the Farm Credit Administration.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not

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materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement implementing the foregoing.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g) and (h) of the definition of “Indebtedness”; provided, however, that in the case of clause (c), such obligations shall be included in this definition of Financial Covenant Debt only to the extent such obligations are in respect of unreimbursed drawings under letters of credit.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“FMC’s Business” means the business of developing, manufacturing and/or selling, and providing research and development, marketing and/or other services and support for, chemical-based and formulated products and related organic and inorganic materials and any business reasonably related, incidental, complementary or ancillary thereto.

“Foreign Credit Line” means a credit facility or similar credit arrangement (including any arrangement in connection with vendor financing) made available by a financial institution to Foreign Subsidiaries or their customers, as applicable.

“Foreign Subsidiary” means any Subsidiary of the U.S. Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, except that, with respect to the determination of compliance by the U.S. Borrower with the covenant set forth in Section 6.01, “GAAP” shall mean such principles in the United States of America as in effect as of the date of, and used in, the preparation of the audited financial statements of the U.S. Borrower referred to in Section 5.03.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Granting Lender” has the meaning specified in Section 9.07(a).

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“Guarantied Obligations” has the meaning specified in Section 10.01(a).

“Guaranty” means the U.S. Borrower’s guaranty of the Guarantied Obligations of the Euro Borrowers under this Agreement as set forth in Article X (Guaranty) hereof.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments outside of the ordinary course of business, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means, as of any date of determination, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds (other than surety and performance bonds, which are covered in clause (c) below), debentures or similar instruments or that bear interest, (c) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty

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Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all net obligations payable by such Person in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Interest Coverage Ratio” means, with respect to the U.S. Borrower and its Subsidiaries on a Consolidated basis for any period, the ratio of EBITDA for such period to Net Consolidated Interest Expense for such period.

“Interest Income” means, for the U.S. Borrower and its Subsidiaries on a Consolidated basis for any period, total interest income for such period on a Consolidated basis in conformity with GAAP.

“Interest Period” means, with respect to each Eurocurrency Rate Loan, the period commencing on the date of such Eurocurrency Rate Loan and ending one, two, three or six (or, if requested by the U.S. Borrower and acceptable to each of the Lenders, twelve) calendar months thereafter, as the U.S. Borrower (on its own behalf and on behalf of any other Borrower) may, upon notice received by the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(i) the U.S. Borrower may not select any Interest Period that ends after the Maturity Date;

(ii) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided in the case of any Interest Period for a Eurocurrency Rate Loan, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any security issued by, (ii) a beneficial interest in any security

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issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in such Lender or its Parent Company by any Governmental Authority.

“Lenders” means the Lenders listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 9.07.

“Leverage Ratio” means, with respect to the U.S. Borrower and its Subsidiaries on a Consolidated basis as of any date, the ratio of Financial Covenant Debt as of such date to EBITDA for the last four Fiscal Quarters ending on or before such date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan Documents” means this Agreement, the Notes and each certificate, agreement or document executed by a Borrower and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loans” means the term loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means New York City time.

“Margin Regulations” means, collectively, Regulations T, U and X, as from time to time in effect, and any regulation replacing the same, of the Board of Governors of the Federal Reserve System, or any successor thereto.

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“Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations or properties of the U.S. Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the ability of the Borrowers to repay the Obligations or to perform their respective obligations under the Loan Documents or (d) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” means (i) any Subsidiary of the U.S. Borrower that is a Borrower or (ii) any Subsidiary of the U.S. Borrower from time to time in which the U.S. Borrower has an Investment, direct or indirect, of at least $50,000,000 (excluding Investments by such Subsidiary in other Subsidiaries in the form of Stock or Stock Equivalents), which Subsidiaries on the Effective Date are listed on Schedule II hereto.

“Maturity Date” means the date that is the five year anniversary of the Closing Date (or if such day is not a Business Day, the next preceding Business Day) or, if earlier, the date of termination in whole of the Commitments pursuant to the first sentence of Section 2.06 or pursuant to Section 7.01.

“Merrill” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to its business.

“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and which is a defined benefit plan, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Consolidated Interest Expense” means, for any period, Consolidated interest expense for such period less the sum of (x) amortization of debt discount and premium for such period and (y) Interest Income for such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

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“Non-Recurring Items” means, to the extent reflected in the determination of net income for any period, provisions for restructuring, discontinued operations, special reserves or other similar charges, including write-downs or write-offs of assets (other than write-downs resulting from foreign currency translations).

“Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Loans made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 3.01(a).

“Obligations” means principal of and interest on the Loans made by each Lender to, and the Notes held by each Lender of, each Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by any Borrower under this Agreement pursuant hereto, to its Euro Borrower Designation, and under the Notes, in each case strictly in accordance with the terms hereof.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, that is the direct or indirect parent of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the Stock of such Lender.

“Participation Agreement” means a loan participation agreement in substantially the form of Exhibit C-2 hereto.

“Patriot Act” has the meaning specified in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Principal Repayment Date” means the first Business Day of each April, July, October and January following the Closing Date.

“property” or “properties” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

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“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of long-term senior unsecured, non-credit enhanced debt issued by the U.S. Borrower. For purposes of the foregoing:

(a) if no Public Debt Rating shall be available from either S&P or Moody’s, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 4 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be;

(b) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating;

(c) for purposes of the definition of “Applicable Margin” or “Applicable Percentage”, in the event the Facility receives, at any time, (a) Public Debt Ratings that are one ratings grade apart, for purposes of determining a rating level defined by an “or”, the applicable rating to determine the rates or margins above shall be the higher of such Public Debt Ratings, or (b) Public Debt Ratings that are equal to or greater than two ratings grades apart, the applicable Public Debt Rating to determine the rates or margins above shall be the Public Debt Rating that is one grade higher than the lowest Public Debt Rating of the Public Debt Ratings obtained for that period of determination; and

(d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.

“Quarterly Dates” means the first Business Day of each April, July, October and January, commencing on the first such date to occur after the Effective Date.

“Receivable” means a right to receive payment arising from the sale or lease of goods or services by a Person to another Person.

“Receivables Transaction” means any transaction or series of transactions that may be entered into by the U.S. Borrower or any of its Subsidiaries pursuant to which the U.S. Borrower or any of its Subsidiaries may directly or indirectly sell, convey or otherwise transfer Receivables to another Person, or may grant a security interest in, any Receivables of the U.S. Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, proceeds of such Receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Register” has the meaning specified in Section 9.07(d).

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

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“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Required Lenders” means, at any time (a) if there are Loans outstanding, Lenders holding Loans representing more than 50% of the aggregate amount of all Loans at such time or (b) if there are no Loans outstanding, Lenders holding more than 50% of the sum of the aggregate amount of the Commitments; provided that, for purposes hereof, neither any Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Loans or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Loans or the total Commitments.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“S&P” means Standard & Poor’s Ratings Financial Services LLC or any successor by merger or consolidation to its business.

“Sanctioned Country” means a country subject to a sanctions program administered or enforced by OFAC, the European Union, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council.

“Sanctioned Person” means (i) a Person that is the target of sanctions administered or enforced by OFAC, the European Union, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, the European Union, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council.

“SEC” means the United States Securities and Exchange Commission.

“Seller” means Auriga Industries A/S, a company incorporated and registered under the laws of Denmark.

“Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means with respect to the Borrowers and their Subsidiaries, (i) the sum of the debt (including contingent liabilities) of the Borrowers and their Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrowers and their Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets of the Borrowers

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and their Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrowers and their Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (iii) the capital of the Borrowers and their Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrowers or their Subsidiaries, taken as a whole, and (iv) the Borrowers and their Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.07(a).

“Specified Default” means any Default or Event of Default under Sections 7.01(a), 7.01(c) (solely with respect to breaches of Section 6.03(a) and Sections 6.04(a), (b) and (c) thereto), 7.01(d) (limited to cross-payment default with respect to Indebtedness of the U.S. Borrower exceeding a principal amount of $50,000,000), 7.01(e) (with respect to any Borrower) and 7.01(j).

“Specified Representations” means the representations and warranties in Sections 5.01(c), 5.02(a)(i), 5.02(a)(ii), 5.02(a)(iii)(A), 5.02(a)(iii)(B)(x) (limited to violations of material Requirements of Law (including, without limitation, the Margin Regulations), 5.02(a)(iii)(B)(y), 5.02(a)(iii)(C) (limited to any agreement or instrument with respect to Indebtedness in a principal amount in excess of $50,000,000), 5.02(a)(iv), 5.02(b), 5.03 (solely with respect to the Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at December 31, 2013, and the related Consolidated statements of income, changes in stockholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries for such period), 5.08, 5.12, 5.13 and 5.14.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalent” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Syndication Agent” means BofA, as Syndication Agent.

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“Target” means Cheminova A/S, a company incorporated and registered under the laws of Denmark.

“Taxes” has the meaning specified in Section 2.12(a).

“Transactions” means the Acquisition, the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents to which they are party, the borrowing of Loans, the use of the proceeds thereof, the payment of the fees and expenses incurred in connection with the Acquisition and the other transactions contemplated by or related to the foregoing.

“Type” means a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“U.S. Borrower” has the meaning specified in the recital of parties to this Agreement.

“Voting Stock” means capital stock issued by a corporation or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person 100% of the Voting Stock of which (other than directors’ qualifying shares or other shares held to satisfy legal or regulatory requirements) are directly or indirectly owned by such Person, or by one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including.”

SECTION 1.03 Accounting Terms and Principles.

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Section 6.01 shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.02(a) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the U.S. Borrower with the agreement of the Borrowers’ Accountants

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and results in a change in any of the calculations required by Article V (Representations and Warranties or Section 6.01 had such accounting change not occurred, for purposes of the calculation of such covenants and the definitions related thereto, such calculation shall be made using GAAP as used by the U.S. Borrower in its December 31, 2013 financial statements.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed and all computations of amounts and ratios referred to in Article VI (Covenants of the Company) shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary of the any Borrower at “fair value”.

SECTION 1.04 Certain Terms.

(a) The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Required Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender” and “Administrative Agent” include, without limitation, their respective successors.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01 The Loans.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans on the Closing Date to the applicable Borrowers in an amount equal to such Lender’s Commitment in effect immediately prior to making such Loan. All Loans shall be denominated in Dollars.

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(b) Each Borrowing shall be in an aggregate amount of not less than $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Each Borrowing shall consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments.

(d) Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

(e) Each Lender may, at its option, make any Loan available to any Euro Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Euro Borrower to repay such Loan in accordance with the terms of this Agreement. Each reference to any Lender shall be deemed to include any of such Lender’s Affiliates which make Loans; provided that no such Lender shall be relieved of its obligations hereunder until such Lender’s Affiliates have actually performed such Lender’s obligations. Notwithstanding the foregoing, the Euro Borrowers and the Administrative Agent shall be permitted to deal solely and directly with, and may rely conclusively on, such Lender in connection with such Lender’s rights and obligations under this Agreement

(f) Any Borrowing in relation to a Loan to any Dutch Borrower shall at all times be provided by a Lender that is a Dutch Non-Public Lender.

SECTION 2.02 [Intentionally Deleted].

SECTION 2.03 [Intentionally Deleted].

SECTION 2.04 [Intentionally Deleted].

SECTION 2.05 Fees.

(a) Commitment Fees. The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the average daily unused amount of such Lender’s Commitment from the Effective Date, until the date on which all Commitments are terminated (including, without limitation, by way of funding of the Loans on the Closing Date), payable in Dollars in arrears on each Quarterly Date during the term of such Lender’s Commitment, and on the date on which all Commitments are terminated (including, without limitation, by way of funding of the Loans on the Closing Date), at a rate per annum equal to the Applicable Percentage in effect from time to time for commitment fees.

(b) Defaulting Lender Fees. Notwithstanding anything in this Agreement to the contrary, if any Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing pursuant to clause (a) above with respect to the entire accrual period with respect to such fees (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).

(c) Other Fees. The U.S. Borrower agrees to pay to the Administrative Agent such fees as from time to time may be separately agreed between the U.S. Borrower and the Administrative Agent, including as set forth in the Agency Fee Letter.

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SECTION 2.06 Termination and Reductions of the Commitments.

(a) Optional Termination and Reduction of the Commitments. The U.S. Borrower shall have the right at any time prior to the Closing Date, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the respective Commitments of the Lenders, provided each partial reduction shall be in an aggregate amount of at least $10,000,000 or any integral multiple of $1,000,000 in excess thereof. Any termination or reduction of the Commitments pursuant to this Section 2.06 shall be permanent.

(b) Mandatory Termination and Reduction of the Commitments. Unless previously terminated pursuant to this Agreement, all undrawn Commitments then outstanding shall terminate immediately and without any further action on the earliest to occur (as applicable) of (i) the Closing Date (after giving effect to the funding, if any, of the Loans on the Closing Date), (ii) unless the Closing Date shall have occurred at or before such time, 5:00 p.m., New York City time, the Commitment Termination Date, (iii) the consummation of the Acquisition without the use of the Loans and (iv) the date of termination of the U.S. Borrower’s (or its applicable Subsidiary’s) obligation to consummate the Acquisition pursuant to the Acquisition Agreement or the announcement by the U.S. Borrower of its abandonment of the Acquisition.

SECTION 2.07 Repayment.

(a) Subject to Section 2.16(a), each Borrower shall repay to the Administrative Agent for the account of each Lender the outstanding Loans as follows: (i) on each Principal Repayment Date occurring on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, 5% of the aggregate principal amount of the Loans made on the Closing Date, (ii) on each Principal Repayment Date occurring on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, 7.5% of the aggregate principal amount of the Loans made on the Closing Date, (iii) on each Principal Repayment Date occurring on or after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, 10% of the aggregate principal amount of the Loans made on the Closing Date and (iv) on the Maturity Date, 100% of principal amount of the Loans outstanding on the Maturity Date.

(b) If any Lender is a Defaulting Lender, such Defaulting Lender shall be deemed to have assigned any and all payments in respect of the Obligations due to it from or for the benefit of any Borrower pursuant to this Section 2.07 to the Non-Defaulting Lenders for application to, and reduction of, their ratable portion of all Obligations until such Non-Defaulting Lenders have been repaid in full. Such Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments in accordance with Section 2.16(a)(ii). This Section 2.07 shall (i) apply and be effective regardless of whether an Event of Default has occurred and is continuing and notwithstanding (1) any other provision of this Agreement to the contrary or (2) any instruction of the U.S. Borrower as to its desired application of payments and (ii) not be deemed to relieve or otherwise release any Borrower from any of its Obligations due or owing to any Lender, including a Defaulting Lender.

SECTION 2.08 Interest.

(a) Ordinary Interest. Each Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender to such Borrower, from the date of such

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Loan until such principal amount shall be paid in full, at the following rates per annum and in each case subject to Section 2.16(a)(ii):

(i) Base Rate Loans. If such Loan is a Loan which bears interest at the Base Rate, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin, payable on each Quarterly Date while such Base Rate Loan is outstanding, and on the date such Base Rate Loan shall be paid in full.

(ii) Eurocurrency Rate Loans. If such Loan is a Eurocurrency Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, at three-month intervals following the first day of such Interest Period.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default that has not been waived, the Administrative Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay to the fullest extent permitted by law interest (“Default Interest”) on all outstanding Obligations at the rate then applicable to Base Rate Loans plus two percentage points (2%) per annum; provided, however, that following the acceleration of the Loans and other Obligations pursuant to Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 2.09 Interest Rate Determinations.

(a) [Intentionally Deleted].

(b) The Administrative Agent shall give prompt notice to the U.S. Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(i) and (ii).

(c) If prior to 10:00 A.M. (New York City time) on any date on which an interest rate is to be determined pursuant to the definition of “Eurocurrency Rate”, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding on the U.S. Borrower) that adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (ii) the Administrative Agent shall have received notice from the Required Lenders in respect of the relevant facility that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan for such Interest Period, then the Administrative Agent shall promptly notify the U.S. Borrower and each Lender of such circumstances, whereupon the right of the Borrowers to select Eurocurrency Rate Loans for any requested Borrowing shall be suspended until the first date on which the circumstances causing such suspension cease to exist. If the Borrowers shall not, in turn, before 11:00 A.M. (New York City time) on such date notify the Administrative Agent that a Notice of Borrowing with respect to such Eurocurrency Rate shall be converted to a Base Rate Loan, such Notice of Borrowing shall be deemed to be canceled and of no force or effect, and the U.S. Borrower shall not be liable to the Administrative Agent or any Lender with respect thereto except as set forth in Section 3.01(c). In the event of such a suspension, the Administrative Agent shall review the circumstances giving rise to such suspension at least weekly and shall notify the U.S. Borrower

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and the Lenders promptly of the end of such suspension, and thereafter the Borrowers shall be entitled, on the terms and subject to the conditions set forth herein, to borrow Eurocurrency Rate Loans.

SECTION 2.10 Prepayments.

(a) The Borrowers shall have no right to prepay any principal amount of any Loan other than as provided in subsection (b) below.

(b) Each Borrower may without premium or penalty, upon at least three Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall, prepay the outstanding principal amounts of the Loans made to such Borrower comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) if any prepayment of any Eurocurrency Rate Loans shall be made on a date which is not the last day of an Interest Period for such Loans, such Borrower shall also pay any amounts owing to each Lender pursuant to Section 9.04(c) so long as such Lender makes written demand upon such Borrower therefor (with a copy of such demand to the Administrative Agent) within 20 Business Days after such prepayment. Each prepayment pursuant to this Section 2.10(b) shall be applied to scheduled repayments of the Loans as directed by the Borrower.

SECTION 2.11 Payments and Computations.

(a) All payments of principal of and interest on each Loan shall be made in Dollars.

(b) (i) All payments of principal of and interest on the Loans and all other amounts whatsoever payable by a Borrower under this Agreement and the Notes shall be made in immediately available funds, without deduction, setoff or counterclaim, to the Administrative Agent’s Account, not later than 11:00 A.M. (New York City time), on the day when due.

(ii) The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.12 or 3.05 or as contemplated by Section 2.05(b) or 2.16) to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(iii) Upon its acceptance of an Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Acceptance the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned or assumed thereby to the Lender assignee. The parties to each Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

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(c) All computations of interest based on the Base Rate (other than if the Base Rate is computed on the basis of the Federal Funds Rate) and of commitment fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Base Rate based on the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, and all computations of utilization fees shall be as specified in Section 2.05(b), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each relevant Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) [Intentionally Deleted].

(g) If any Lender is a Defaulting Lender, such Defaulting Lender shall be deemed to have assigned any and all payments in respect of the Obligations subject to Section 2.11 due to it from and for the benefit of the Borrowers to the Non-Defaulting Lenders for application to, and reduction of, the Non-Defaulting Lenders’ ratable portion of all Obligations until such Non-Defaulting Lenders have been repaid in full. Each Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments in accordance with Section 2.16(a)(ii). This Section 2.11(g) shall (i) apply at any time such Lender is a Defaulting Lender and be effective regardless of whether an Event of Default has occurred or is continuing and notwithstanding (1) any other provision of this Agreement to the contrary or (2) any instruction of the U.S. Borrower as to its desired application of payments and (ii) not be deemed to relieve or otherwise release any Borrower from any of its Obligations due or owing to any Lender, including a Defaulting Lender.

SECTION 2.12 Taxes.

(a) Any and all payments by each Borrower under the Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in

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the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income (including alternative minimum taxable income), franchise taxes imposed on it, by any jurisdiction under the laws of which such Person is organized or in which such Person is resident or doing business, or any political subdivision thereof and any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under the Loan Documents to any such Person, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Each Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent (as the case may be) with respect to Loans to such Borrower and any liability (including, without limitation, penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that (i) no Borrower shall be liable to any Person, as the case may be, for any liability arising from or with respect to Taxes or Other Taxes, which results from the gross negligence or willful misconduct of such Lender or the Administrative Agent, as the case may be, (ii) so long as no Event of Default has occurred and is continuing, such Lender or the Administrative Agent, as applicable, shall use its reasonable best efforts (all at the expense of such Borrower) to cooperate with each Borrower in contesting any Taxes or Other Taxes which such Borrower reasonably deems to be not correctly or legally asserted or otherwise not due and owing and (iii) no Borrower shall be liable to such Lender or the Administrative Agent, as the case may be, for any such liability if such Person fails to make written demand for indemnification therefor within 120 days of receiving notice of the existence of such liability. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any Person.

(d) Within 30 days after the date of any payment of Taxes by a Borrower, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Acceptance pursuant to which it becomes a Lender in the case of each other Lender, on or before the date that such form expires or becomes obsolete or

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after the occurrence of any event within the control of such Lender (including a change in Applicable Lending Office but not including a change in law) requiring a change in the most recent form so delivered by it, and from time to time thereafter if reasonably requested in writing by the U.S. Borrower, shall provide (but only to the extent such Lender is lawfully able to provide) the U.S. Borrower and the Administrative Agent with either Internal Revenue Service form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying in the case of form W-8BEN or W-8BEN-E that such Lender is either (i) entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or (ii) a Portfolio Interest Eligible Non-Bank (as defined below) or certifying in the case of form W-8ECI that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero (or if such Lender cannot provide at such time such form because it is not entitled to reduced withholding under a treaty and the payments are not effectively connected income), withholding tax at such rate (or at the then existing U.S. statutory rate if the Lender cannot provide such a form) shall be considered excluded from “Taxes” as defined in Section 2.12(a) unless and until such Lender provides the appropriate form certifying that a zero rate applies, whereupon withholding tax at such zero rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was in compliance with the provisions of Section 9.07(h) and was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term “Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States interest withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this Section 2.12(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8BEN-E or W-8ECI, that the relevant Lender reasonably considers to be confidential, such Lender shall give notice thereof to the U.S. Borrower and the Administrative Agent and shall not be obligated to include in such form or document such confidential information. For purposes of this paragraph (e) the term “Portfolio Interest Eligible Non-Bank” means a Lender that certifies in form and substance reasonably satisfactory to the U.S. Borrower and the Administrative Agent that (i) it is not a bank within the meaning of Code section 881(c)(3)(A), (ii) it is not a 10% shareholder of any Borrower within the meaning of Code section 881(c)(3)(B) and (iii) it is not a controlled foreign corporation related to any Borrower within the meaning of Code section 881(c)(3)(C).

(ii) To the extent a Lender is not the beneficial owner, such Lender shall provide executed originals of Internal Revenue Service form W-8IMY, accompanied by Internal Revenue Service form W-8ECI, W-8EXP, W-8BEN or W-8BEN-E, as appropriate, a certificate in form and substance reasonably satisfactory to the U.S. Borrower and the Administrative Agent that the beneficial owner meets the requirements to be treated as a Portfolio Interest Eligible Non-Bank (if such beneficial owner were a Lender), and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a certificate from each partner in form and substance reasonably satisfactory to the U.S. Borrower that such partner meets the requirements to be treated as a Portfolio Interest Eligible Non-Bank (if such partner were a Lender).

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(iii) If any payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Code section 1471(b) or 1472(b), as applicable), such Lender shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Code section 1471(b)(3)(C)(i)) and such additional documentation reasonably requested by the U.S. Borrower or the Administrative Agent as may be necessary for the U.S. Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) In addition, upon the reasonable request of the U.S. Borrower (through the Administrative Agent) on behalf of any Borrower that is not a U.S. Borrower, each Lender will use all reasonable efforts to provide to such Borrower (if it can do so without material cost to such Lender) such forms, certifications of tax residency or other documentation as may be requested by such Borrower in order to cause interest on Loans to such Borrower, to the fullest extent permitted by applicable law, to be subject to a reduced rate of withholding under the laws of the jurisdiction of organization of such Borrower or under any income tax treaty to which the jurisdiction of the Borrower is a party; and if any such form, certification of tax residency or document requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof, that the relevant Lender considers to be confidential, such Lender shall give notice thereof to the U.S. Borrower and shall not be obligated to include in such form or document such confidential information.

Such forms, certifications of tax residency or other documentation delivered pursuant to this Section 2.12(e) as requested by any Borrower shall be periodically renewed if it is required under the law of the jurisdiction of organization of such Borrower.

(f) For any period with respect to which a Person that is required pursuant to Section 2.12(e) to provide a Borrower with any documentation described therein but has failed to provide a Borrower with such documentation or notice that it cannot provide such form, certification of tax residency or other documentation (other than if such failure is due to a change in law occurring subsequent to the date on which a form or other documentation originally was required to be provided, or if such form or other documentation otherwise is not required under the first sentence of subsection (e) above), such Person shall not be entitled to indemnification under Section 2.12(a) with respect to Taxes to the extent such forms, certifications of tax residency or other documents would prevent the imposition thereof; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certification of tax residency or other documentation required hereunder, the relevant Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

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(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form, certification of tax residency or other documentation as may be required under Section 2.12(e) thereafter ceases to qualify for complete exemption from withholding tax, such Lender may assign its interest under this Agreement to any Eligible Assignee and such assignee shall be entitled to the same benefits under this Section 2.12 as the assignor provided that the rate of withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

(i) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder and under the Notes and the termination of the Commitments.

(j) If a Borrower is required to pay any Lender any Taxes under Section 2.12(c), such Lender shall be an “Affected Person”, and the U.S. Borrower shall have the rights set forth in Section 3.08 to replace such Affected Person.

SECTION 2.13 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than as expressly provided herein) in excess of its ratable share of payments on account of the Loans obtained by all such Lenders, such Lender shall forthwith purchase from such other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.14 Conversion or Continuation of Loans.

(a) Each Borrower may elect (i) at any time on any Business Day to Convert Base Rate Loans or any portion thereof to Eurocurrency Rate Loans or (ii) at the end of any applicable Interest Period, to Convert Eurocurrency Rate Loans or any portion thereof into Base Rate Loans or to Continue Eurocurrency Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Rate Loans Converted or Continued for each Interest Period must be in the amount of at least $5,000,000 or

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an integral multiple of $1,000,000 in excess thereof. Each Conversion or Continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s pro rata share. Subject to clause (b) below, each such election shall be in substantially the form of Exhibit B-2 (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent (x) in the case of a Continuation or Conversion into Eurocurrency Rate Loans, at least three Business Days’ prior written notice, and (y) in the case of a Conversion into Base Rate Loans, at least one Business Day’s prior written notice, in each case, specifying (A) the amount and Type of Loan being Converted or Continued, (B) in the case of a Conversion to or a Continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a Conversion, the date of Conversion (which date shall be a Business Day and, if a Conversion from Eurocurrency Rate Loans, shall also be the last day of the applicable Interest Period).

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no Conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans, and no Continuation in whole or in part of Eurocurrency Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the Continuation of, or Conversion into, a Eurocurrency Rate Loan would violate any provision of Section 2.09, 3.05 or 3.06. If, within the time period required under the terms of this Section 2.14, the Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to Continue any Eurocurrency Rate Loans for an additional Interest Period or to Convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically Converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, each Eurocurrency Rate Loan shall, upon the expiration of the applicable Interest Period, be automatically Converted to a Base Rate Loan.

SECTION 2.15 [Intentionally Deleted].

SECTION 2.16 Defaulting Lender.

(a) Reallocation of Defaulting Lender Commitments. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i) in the case of each Defaulting Lender, the ratable portion of such Defaulting Lender’s Commitment will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Lenders that are Non-Defaulting Lenders pro rata in accordance with such Non-Defaulting Lenders’ respective Commitments; provided, that (A) the amount which a Non-Defaulting Lender will be required to advance may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender; and

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(ii) in the case of each Defaulting Lender, any amount paid by the U.S. Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until (subject to Section 2.05(b)) the termination of the Commitments and payment in full of all the Obligations and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, fifth after the termination of the Commitments and payment in full of all the Obligations, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) [Intentionally Deleted].

(c) [Intentionally Deleted].

(d) Termination of Defaulting Lender Commitments. The U.S. Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than 10 Business Days’ prior notice to the Administrative Agent (who will promptly notify the Lenders thereof), and in such event the provisions of Section 2.11 will apply to all amounts thereafter paid by the U.S. Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(e) Cure. If the U.S. Borrower and Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.16(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s ratable portion to be on a pro rata basis in accordance with their respective Commitment, whereupon such Lender will cease to be a Defaulting Lender and will become a Non-Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

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(f) Non-Defaulting Lender. Notwithstanding the foregoing, the occurrence of any Lender becoming a Defaulting Lender shall not relieve any other Lender of its obligations to make such Loan or payment on any date required under this Agreement and no other Lender shall be responsible for the failure of any Defaulting Lender to make any Loan or payment required under this Agreement.

ARTICLE III

MAKING THE LOANS

SECTION 3.01 Making the Loans.

(a) Each Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of a Eurocurrency Rate Borrowing, and (y) 11:00 A.M. (New York City time) on the day of a Base Rate Borrowing, by the U.S. Borrower (on its own behalf and on behalf of any Euro Borrower) to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each notice of a Borrowing (a “Notice of Borrowing”) shall be made in writing, or verbally and confirmed immediately in writing, by telecopier, electronic mail, telex or cable, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) Type of Loan comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing comprised of Eurocurrency Rate Loans, the Interest Period for each such Loan, and (v) the name of the Borrower (which shall be the U.S. Borrower or a Euro Borrower). Each Lender shall (A) before 11:00 A.M. Local Time on the date of such Borrowing (in the case of a Eurocurrency Rate Borrowing) and (B) before 1:00 P.M. (New York City time) on the date of such Borrowing (in the case of a Base Rate Borrowing), make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV (Conditions of Lending), the Administrative Agent will make such funds available to the relevant Borrower in such manner as the Administrative Agent and the U.S. Borrower may agree.

(b) Anything in subsection (a) above to the contrary notwithstanding, the U.S. Borrower may not select Eurocurrency Rate Loans for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000.

(c) Subject to Sections 2.09(c) and 3.06, each Notice of Borrowing shall be irrevocable and binding on the U.S. Borrower and the relevant Borrower. In the case of any Borrowing by a Borrower which the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Loans, such Borrower shall indemnify each relevant Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article IV (Conditions of Lending), including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the time any Borrowing is required to be made that such Lender will not make

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available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 3.01 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate, provided that such Borrower retains its rights against such Lender with respect to any damages it may incur as a result of such Lender’s failure to fund, and notwithstanding anything herein to the contrary, in no event shall such Borrower be liable to such Lender or any other Person for the interest payable by such Lender to the Administrative Agent pursuant to this sentence. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 3.02 [Intentionally Deleted].

SECTION 3.03 [Intentionally Deleted].

SECTION 3.04 [Intentionally Deleted].

SECTION 3.05 Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurocurrency Rate Reserve Percentage, in each case as of the date of determination thereof) in or in the interpretation of any law or regulation, in each case as of the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which implements any introduction or change specified in clause (i) above, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans then the Borrowers shall from time to time, within ten Business Days after written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost incurred during the 90-day period prior to the date of such demand. A certificate as to the amount of such increased cost, submitted to the U.S. Borrower and the Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof, shall be prima facie evidence of such costs.

(b) If any Lender determines that compliance with (i) the introduction of or any change in or in the interpretation of, any law or regulation, in each case after the date hereof,

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or (ii) any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which implements any introduction or change specified in clause (i) above, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, within ten Business Days after written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall from time to time pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances for such increase in capital or liquidity incurred during the six-month period prior to the date of such demand, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the U.S. Borrower and the Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof shall be prima facie evidence of such costs.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.05 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the U.S. Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Without limiting the effect of the foregoing, the Borrowers shall pay to each Lender on the last day of each Interest Period so long as such Lender is maintaining reserves against Eurocurrency Liabilities (or so long as such Lender is maintaining reserves against any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender that includes any Eurocurrency Rate Loans) an additional amount (determined by such Lender and notified to the U.S. Borrower through the Administrative Agent) equal to the product of the following for each Eurocurrency Rate Loan for each day during such Interest Period:

(i) the principal amount of such Eurocurrency Rate Loan outstanding on such day; and

(ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Eurocurrency Rate Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one minus the Eurocurrency Rate Reserve Percentage in effect on such day minus (y) such numerator; and

(iii) 1/360.

(e) If the U.S. Borrower is required to pay any Lender any amounts under this Section 3.05, the applicable Lender shall be an “Affected Person”, and the U.S. Borrower shall have the rights set forth in Section 3.08 to replace such Affected Person.

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Notwithstanding anything to the contrary, for purposes of this Section 3.05, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives concerning capital adequacy or liquidity effective after the date hereof promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

SECTION 3.06 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Loans or to fund or maintain Eurocurrency Rate Loans, then, subject to the provisions of Section 3.08, (i) the obligation of such Lender to make Eurocurrency Rate Loans hereunder (including, without limitation, to any Borrower who is also a Foreign Subsidiary) shall be suspended until the first date on which the circumstances causing such suspension cease to exist (and, to the extent required by applicable Law, cancelled), (ii) any Eurocurrency Rate Loans made or to be made by such Lender shall be converted automatically to Base Rate Loans and (iii) such Lender shall be an “Affected Person”, and the U.S. Borrower shall have the right set forth in Section 3.08 to replace such Affected Person. In the event of such a suspension, such Lender shall review the circumstances giving rise to such suspension at least weekly and shall notify the U.S. Borrower, the Administrative Agent and the Lenders promptly of the end of such suspension, and thereafter the applicable Borrower shall be entitled to borrow Eurocurrency Rate Loans from such Lender.

Notwithstanding anything to the contrary, for purposes of this Section 3.06, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives concerning capital adequacy or liquidity effective after the date hereof promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

SECTION 3.07 Reasonable Efforts to Mitigate. Each Lender shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any amounts payable by the Borrowers under Section 3.05 and to minimize any period of illegality described in Section 3.06. Without limiting the generality of the foregoing, each Lender agrees that, to the extent reasonably possible to such Lender, it will change its Eurocurrency Lending Office if such change would eliminate or reduce amounts payable to it under Section 3.05 or eliminate any illegality of the type described in Section 3.06, as the case may be. Each Lender further agrees to notify the U.S. Borrower promptly, but in any event within five Business Days, after such Lender learns of the circumstances giving rise to such a right to payment or such illegality have changed such that such right to payment or such illegality, as the case may be, no longer exists.

SECTION 3.08 Right to Replace Affected Person or Lender. In the event (i) the Borrowers are required to pay any Taxes with respect to an Affected Person pursuant to Section 2.12(c) or any amounts with respect to an Affected Person pursuant to Section 3.05, (ii)

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the U.S. Borrower receives a notice from an Affected Person pursuant to Section 3.06, or (iii) any Lender is a Defaulting Lender or Non-Consenting Lender (treating such Lender as an “Affected Person” for purposes of this Section 3.08), the U.S. Borrower may elect, if such amounts continue to be charged or such notice is still effective, to replace such Affected Person as a party to this Agreement, provided that, concurrently therewith, (i) no Default or Event of Default has occurred and is continuing, (ii) another financial institution which is an Eligible Assignee and is reasonably satisfactory to the U.S. Borrower and the Administrative Agent (or if the Lender then serving as Administrative Agent is the Person to be replaced and the Administrative Agent has resigned its position, the Lender becoming the successor Administrative Agent), shall agree, as of such date, to purchase for cash and at par the Loans of the Affected Person, pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations (including all outstanding Loans) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 9.07 applicable to assignments (other than clause (a)(iv) thereof), and (iii) the U.S. Borrower shall pay to such Affected Person in same day funds on the day of such replacement all interest, fees and other amounts then due and owing to such Affected Person by any Borrower hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.12, costs incurred under Section 3.05 and payments owing under Section 9.04(c).

SECTION 3.09 Use of Proceeds. The proceeds of the Loans shall be available (and each Borrower agrees that it shall use such proceeds) to finance the Acquisition and the other Transactions; provided that neither any Lender nor the Administrative Agent shall have any responsibility for the use of any of the proceeds of Loans.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01 Conditions Precedent to Effective Date. The Lenders’ Commitments shall not become effective hereunder until the date (the “Effective Date”) on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.01) on or prior to the Commitment Termination Date:

(a) The Administrative Agent shall have received each of the following documents, which shall be dated the Effective Date and in form and substance satisfactory to the Administrative Agent:

(i) This Agreement, duly executed and delivered by each of the Borrowers.

(ii) Certified copies of (w) the charter and by-laws of each Borrower, (x) the resolutions of the board of directors (or equivalent governing body) of each Borrower authorizing and approving this Agreement, the Guaranty and the Notes and the transactions contemplated by the Loan Documents, (y) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents and (z) a long form good standing certificate (or its equivalent) for each such Borrower from its jurisdiction of organization.

(iii) A certificate of the secretary or an assistant secretary (or equivalent officer) of each Borrower certifying the names and true signatures of the officers of each Borrower authorized to sign this Agreement, the Guaranty and the Notes and the other documents to be delivered hereunder.

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(b) The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid and due on the Effective Date and all expenses for which invoices have been presented at least two Business Days prior to the Effective Date, on or prior to the Effective Date (including, without limitation, amounts then payable under the Agency Fee Letter).

SECTION 4.02 Conditions Precedent to Closing Date. The obligation of each Lender to make a Loan shall not become effective until the date (the “Closing Date”) on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.01) on or prior to the Commitment Termination Date:

(a) The Effective Date shall have occurred.

(b) The Administrative Agent shall have received copies of any Notes requested by any Lender and the other Loan Documents, in each case, executed by each party thereto.

(c) (i) The Acquisition shall have been, or substantially concurrently with the Closing Date shall be, consummated in accordance with the terms of the Acquisition Agreement and (ii) no provision of the Acquisition Agreement (as in effect on September 8, 2014) shall have been amended, supplemented or otherwise modified, and no consent or waiver by the U.S. Borrower or any of its Subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld or delayed) (provided that any increase or reduction of the purchase price for the Acquisition of (x) greater than 10% shall, without limitation, be deemed materially adverse to the interests of the Lenders and (y) less than 10% shall, without limitation, be deemed not materially adverse to the interests of the Lenders).

(d) The Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the U.S. Borrower for the last three full fiscal years ended at least 90 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the U.S. Borrower for each subsequent fiscal quarterly interim period or periods (other than the fourth quarter of any fiscal year) ended at least 45 days prior to the Closing Date (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the U.S. Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period); (ii) customary pro forma financial statements of the U.S. Borrower reflecting the Transactions; and (iii) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year). The Arrangers hereby acknowledge receipt of all financial statements that have been publicly filed prior to the date hereof by the U.S. Borrower in its annual reports on Form 10-K or quarterly reports on Form 10-Q.

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(e) The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid and due on the Closing Date and all expenses for which invoices have been presented at least two Business Days prior to the Closing Date, on or prior to the Closing Date (including, without limitation, amounts then payable pursuant to Section 2.05(a)).

(f) The Administrative Agent shall have received (in each case dated as of the Closing Date): (i) a Borrowing Notice in accordance with Section 3.01(a), (ii) an officer’s certificate signed by a senior officer of the U.S. Borrower that (x) there has been no change to the matters previously certified pursuant to Section 4.01(a)(ii)-(iii) (or otherwise providing updates to such certifications) and (y) that each of the conditions specified in this Section 4.02 have been satisfied as of the Closing Date and (iii) a favorable opinion of (x) Morgan, Lewis & Bockius LLP, U.S. counsel to the Borrowers and (y) certain local counsel to each of the Euro Borrowers, in each case, addressed to the Administrative Agent and the Lenders in form and substance reasonably accepted to the Administrative Agent and Lenders and covering such matters relating hereto as any Lender, through the Administrative Agent, may reasonably request.

(g) The Administrative Agent shall have received at least five Business Days prior to the Closing Date, all documentation and other information relating to the Borrowers required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by any of the Administrative Agent, the Arrangers and the Lenders at least 10 Business Days prior to the Closing Date.

(h) (i) There shall exist no Specified Default and (ii) each of the Acquisition Agreement Representations shall be true and correct and each of the Specified Representations shall be true and correct in all material respects (except any Specified Representations that are qualified by materiality, which shall be true and correct in all respects), in each case, at the time of, and after giving effect to, the making of the Loans on the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The U.S. Borrower represents and warrants to the Lenders that as of the Effective Date and the Closing Date:

SECTION 5.01 Corporate Existence; Compliance with Law.

Each of the U.S. Borrower and its Material Subsidiaries (a) is duly organized, validly existing and in good standing (where such concept is legally relevant) under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and in good standing (where such concept is legally relevant) under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing (where such concept is legally relevant) would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) with respect to the U.S. Borrower and its Material Subsidiaries that are Domestic Subsidiaries, is in compliance with its Constituent Documents, (e) is in compliance with all applicable

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Requirements of Law except where the failure to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Corporate Power; Authorization; Enforceable Obligations.

(a) The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Borrower’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article IV (Conditions of Lending) will have been, duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene such Borrower’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate (x) any other Requirement of Law applicable to such Borrower (including Regulations T, U and X of the Federal Reserve Board), or (y) any order or decree of any Governmental Authority or arbitrator applicable to such Borrower, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Borrower or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien upon any property of such Borrower or any of its Material Subsidiaries;

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 5.02 (Consents) and that have been or will be, prior to the Effective Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 4.01(a)(ii)(z), and each of which on the Effective Date will be in full force and effect.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Borrower party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Borrower party thereto, enforceable against such Borrower in accordance with its terms.

SECTION 5.03 Financial Statements.

The Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at December 31, 2013, and the related Consolidated statements of income, changes in stockholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries for the fiscal year then ended, certified by the Borrowers’ Accountants, and the Consolidated balance sheet of the U.S.

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Borrower and its Subsidiaries as at June 30, 2014, and the related Consolidated statements of income and cash flows of the U.S. Borrower and its Subsidiaries for the three months then ended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at June 30, 2014, and said statements of income and cash flows for the three months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the U.S. Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the U.S. Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

SECTION 5.04 Material Adverse Change.

Since December 31, 2013, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

SECTION 5.05 Litigation.

Except as set forth on Schedule 5.05 (Litigation), there are no pending or, to the knowledge of the U.S. Borrower, threatened actions, investigations or proceedings affecting the U.S. Borrower or any of its Material Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Borrower required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

SECTION 5.06 Taxes.

The U.S. Borrower and each of its Material Subsidiaries have filed, have caused to be filed or have been included in all tax returns (federal, state, local and foreign) required to be filed, all such tax returns are true and correct in all material respects and have paid (or have accrued any taxes shown that are not due with the filing of such returns) all taxes shown thereon to be due, together with applicable interest and penalties, except in any case where the failure to file any such return or pay any such tax is not in any respect material to the U.S. Borrower or the U.S. Borrower and its Subsidiaries taken as a whole.

SECTION 5.07 Full Disclosure.

The information prepared or furnished by or on behalf of the U.S. Borrower in connection with this Agreement or the consummation of the transactions contemplated hereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein in light of the time and circumstances under which they were made, not misleading.

SECTION 5.08 Investment Company Act.

Neither the U.S. Borrower nor any of its Material Subsidiaries is an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

TERM LOAN AGREEMENT

FMC CORPORATION

SECTION 5.09 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(b) Neither the U.S. Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that it has incurred any Withdrawal Liability, and neither the U.S. Borrower nor any of its ERISA Affiliates, to the best of the U.S. Borrower’s knowledge and belief, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, in each case other than any Withdrawal Liability that would not have a Material Adverse Effect.

(c) Neither the U.S. Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, except where such reorganization or termination would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Environmental Matters.

Except as disclosed in the U.S. Borrower’s SEC filings filed with respect to period ending on or prior to June 30, 2014:

(a) The operations of the U.S. Borrower and each of its Material Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Permits required under or by Environmental Laws (collectively, “Environmental Permits”), other than non-compliances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) None of the U.S. Borrower or any of its Material Subsidiaries or any real property currently or, to the knowledge of the U.S. Borrower, previously owned, operated or leased by or for the U.S. Borrower or any of its Material Subsidiaries is subject to any pending or, to the knowledge of the U.S. Borrower, threatened, claim, order, agreement, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed on Schedule 5.10 (Environmental Matters), none of the real property owned or operated by the U.S. Borrower or any of its Material Subsidiaries that is a Domestic Subsidiary is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and the regulations thereunder.

(d) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the U.S. Borrower or of real property owned, operated or leased by the U.S. Borrower or any of its Material Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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FMC CORPORATION

(e) As of the date hereof, no Environmental Lien has attached to any property of the U.S. Borrower or any of its Material Subsidiaries and, to the knowledge of the U.S. Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

SECTION 5.11 Ownership of Properties; Liens.

Each of the U.S. Borrower and its Material Subsidiaries has good title to, a valid leasehold interest in, or other valid legal rights to use, all of the real and personal property used in the ordinary course of its business, and none of such property is subject to any Lien (other than as permitted by Section 6.04(a)), except to the extent that the absence of such title, leasehold interest or legal right, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.12 OFAC.

Each of the Borrowers and their Subsidiaries are in compliance with regulations and executive orders administered by OFAC or other similar economic sanctions administered or enforced by the European Union, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council to the extent applicable to such Person. None of the Borrowers nor their Subsidiaries, nor any of their respective directors, officers, employees, agents, or affiliates is a Sanctioned Person or located, organized, or resident in any country subject to comprehensive territorial sanctions, currently Cuba, Iran, North Korea, Sudan, or Syria. The proceeds of any Loan will not be used and have not been used, directly or indirectly, (A) to fund any operations in or with, finance any investments or activities in or with, or make any payments to, a Sanctioned Person or a Sanctioned Country to the extent in violation of any applicable Requirement of Law or (B) in any other manner that would result in a violation by any Person of any regulations or executive orders administered by OFAC or other similar economic sanctions administered or enforced by the European Union, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council.

SECTION 5.13 Anti-Corruption Laws; Anti-Money Laundering Laws.

Each of the Borrowers has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees, brokers and agents with Anti-Corruption Laws and Anti-Money Laundering Laws, and such Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of such Borrower its directors, brokers and agents, are in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects. No part of any Borrowing, the use of proceeds therefrom or any other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Anti-Money Laundering Laws.

SECTION 5.14 Solvency.

The U.S. Borrower and its Subsidiaries are, upon giving effect to the Transactions, on a consolidated basis, Solvent.

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FMC CORPORATION

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.01 Financial Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the U.S. Borrower agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a) Maximum Leverage Ratio. The U.S. Borrower shall maintain, on the last day of each Fiscal Quarter ending on or following the Closing Date, a Leverage Ratio of not more than the applicable level set forth below adjacent to such Fiscal Quarter:

Fiscal Quarter	Maximum Leverage Ratio

December 31, 2014	4.50 to 1.00

March 31, 2015	4.50 to 1.00

June 30, 2015	4.50 to 1.00

September 30, 2015	4.25 to 1.00

December 31, 2015	4.25 to 1.00

March 31, 2016	4.00 to 1.00

June 30, 2016	4.00 to 1.00

September 30, 2016	4.00 to 1.00

December 31, 2016	3.75 to 1.00

March 31, 2017	3.75 to 1.00

June 30, 2017	3.75 to 1.00

September 30, 2017 and thereafter	3.50 to 1.00

(b) Minimum Interest Coverage Ratio. The U.S. Borrower shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter ending on or following the Closing Date, for the four Fiscal Quarters ending on such day, of at least a minimum ratio of 3.50 to 1.00.

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FMC CORPORATION

SECTION 6.02 Reporting Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the U.S. Borrower agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a) Financial Statements. The U.S. Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(i) Quarterly Reports. Within 45 days after the end of each Fiscal Quarter of each Fiscal Year, other than the fourth Fiscal Quarter of such Fiscal Year, financial information regarding the U.S. Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flows for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the U.S. Borrower as fairly presenting the Consolidated financial position of the U.S. Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(ii) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the U.S. Borrower and its Subsidiaries consisting of Consolidated balance sheets of the U.S. Borrower and its Subsidiaries as of the end of such year and related statements of income, changes in stockholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified without qualification as to the scope of the audit by the Borrowers’ Accountants, together with the report of such accounting firm stating that (A) such Financial Statements fairly present the Consolidated financial position of the U.S. Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (B) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.

(iii) Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (i) or (ii) above, a certificate of a Responsible Officer of the U.S. Borrower (each, a “Compliance Certificate”) (A) showing in reasonable detail the calculations used in determining the Leverage Ratio and demonstrating compliance with each of the financial covenants contained in Section 6.01 that is tested on a quarterly basis, and (B) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the U.S. Borrower proposes to take with respect thereto.

(b) Default Notices.

(i) As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the U.S. Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day; and

TERM LOAN AGREEMENT

FMC CORPORATION

(ii) As soon as practicable, and in any event within five Business Days after a Responsible Officer of any of the U.S. Borrower or any of its Material Subsidiaries has actual knowledge of the existence of any default under any Indebtedness of the U.S. Borrower or any such Subsidiary which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Indebtedness evidenced by the Notes), the U.S. Borrower shall give the Administrative Agent notice specifying the nature of such default, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

(c) Litigation. Promptly after the commencement thereof, the U.S. Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the U.S. Borrower or any of its Material Subsidiaries that (i) seeks injunctive or similar relief that, if granted, would reasonably be expected to have a Material Adverse Effect or (ii) in the reasonable judgment of the U.S. Borrower or such Material Subsidiary, exposes the U.S. Borrower or such Material Subsidiary to liability that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(d) SEC Filings; Press Releases. Promptly after the sending or filing thereof, the U.S. Borrower shall send the Administrative Agent copies, electronic or otherwise, of (i) all reports that the U.S. Borrower sends to its security holders generally, (ii) all reports and registration statements that the U.S. Borrower or any of its Material Subsidiaries files with the SEC or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (iii) all financial and other material press releases and (iv) all other statements concerning material changes or developments in the business of any Borrower made available by any Borrower to the public or any other creditor.

(e) ERISA Matters. The U.S. Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(i) promptly and in any event within 30 days after the U.S. Borrower or any ERISA Affiliate knows or should reasonably know that any ERISA Event has occurred, a statement of a principal financial officer of the U.S. Borrower describing such ERISA Event and the action, if any, which the U.S. Borrower or such ERISA Affiliate proposes to take with respect thereto;

(ii) promptly and in any event within 10 Business Days after receipt thereof by the U.S. Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan where such action would have a Material Adverse Effect;

(iii) promptly and in any event within 20 Business Days after receipt thereof by the U.S. Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the U.S. Borrower or any ERISA Affiliate (1) that it has incurred a Withdrawal Liability to a Multiemployer Plan, (2) of the reorganization or termination, within the meaning of Title IV of ERISA, of any

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FMC CORPORATION

Multiemployer Plan or (3) the amount of liability incurred, or which may be incurred, by the U.S. Borrower or any ERISA Affiliate in connection with any event described in clause (1) or (2) above.

(f) Other Information. The U.S. Borrower shall provide the Administrative Agent and each requesting Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the U.S. Borrower or any of its Subsidiaries as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

SECTION 6.03 Affirmative Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the U.S. Borrower agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a) Preservation of Corporate Existence, Etc. The U.S. Borrower shall, and shall cause each of its Material Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 6.04(b).

(b) Compliance with Laws, Etc. The U.S. Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, including ERISA and Environmental Laws, except where the failure so to comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Conduct of Business. The U.S. Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the U.S. Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Payment of Taxes, Etc. The U.S. Borrower shall, and shall cause each of its Material Subsidiaries to, pay and discharge before the same shall become delinquent, all U.S. federal taxes and all other material and lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the U.S. Borrower or the appropriate Subsidiary in conformity with GAAP or locally applicable accounting principles.

(e) Maintenance of Insurance. The U.S. Borrower shall maintain for itself, and cause to be maintained for each of its Material Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts (subject to customary retentions and deductibles) and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the U.S. Borrower or such Subsidiary operates.

(f) Access. The U.S. Borrower shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (i) examine and make copies of and

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FMC CORPORATION

abstracts from the records and books of account of the U.S. Borrower and each of its Material Subsidiaries, (ii) visit the properties of the U.S. Borrower and each of its Material Subsidiaries, (iii) discuss the affairs, finances and accounts of the U.S. Borrower and each of its Material Subsidiaries with any of their respective officers or directors and (iv) communicate directly with any of its certified public accountants (including the Borrowers’ Accountants). The U.S. Borrower shall authorize its certified public accountants (including the Borrowers’ Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from the U.S. Borrower and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the U.S. Borrower or any of its Material Subsidiaries; provided that any such disclosures shall be considered Confidential Information governed by Section 9.11 hereof.

(g) Keeping of Books. The U.S. Borrower shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the U.S. Borrower and each such Material Subsidiary.

(h) Maintenance of Properties, Etc. The U.S. Borrower shall, and shall cause each of its Material Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) Application of Proceeds. The entire amount of the proceeds of the Loans shall be used by the Borrowers (i) to finance the Acquisition and the other Transactions and (ii) to pay any related transaction costs, fees and expenses.

(j) Environmental. The U.S. Borrower shall, and shall cause all of its Material Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the U.S. Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of the U.S. Borrower and its Material Subsidiaries incurring material Environmental Liabilities and Costs, (a) conduct or pay for consultants to conduct, such tests or assessments of environmental conditions at such operations or properties as the U.S. Borrower deems appropriate under the circumstances and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

(k) Sanctions, etc. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees, brokers and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and regulations and executive orders administered by OFAC or other similar economic sanctions administered or enforced by the European Union, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council to the extent applicable to such Person.

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FMC CORPORATION

SECTION 6.04 Negative Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the U.S. Borrower agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. The U.S. Borrower shall not, and shall not permit any of its Material Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(i) Liens existing on the date of this Agreement and disclosed on Schedule 6.04(a) (Existing Liens);

(ii) Customary Permitted Liens of the U.S. Borrower and the U.S. Borrower’s Material Subsidiaries;

(iii) purchase money Liens granted by the U.S. Borrower or any Material Subsidiary of the U.S. Borrower (including Liens arising pursuant to Capital Leases and purchase money mortgages or security interests securing Indebtedness representing or financing the purchase price of equipment (or improvements to existing equipment) acquired by the U.S. Borrower or any Material Subsidiary of the U.S. Borrower) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(iv) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (i) or (iii) above or this clause (iv) without any change in the assets subject to such Lien;

(v) Liens in favor of lessors securing operating leases permitted hereunder;

(vi) Liens on any tangible or intangible asset or property of a Foreign Subsidiary securing the Foreign Credit Lines of such Foreign Subsidiary or a refinancing thereof;

(vii) Liens created in connection with a Receivables Transaction; provided, however, that the aggregate outstanding amount of all Indebtedness secured by such Liens created pursuant to this paragraph (vii) does not exceed $500,000,000; and

(viii) Liens that are not otherwise permitted by the foregoing clauses of this Section 6.04(a) securing obligations or other liabilities of any Subsidiary; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $100,000,000 at any time.

(b) Restriction on Fundamental Changes. The U.S. Borrower shall not, and shall not permit any of its Material Subsidiaries to:

(i) merge or consolidate with, or

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(ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of the property (whether now owned or hereafter acquired) of the U.S. Borrower and its Subsidiaries, taken as a whole, to, or

(iii) convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions, and whether by or pursuant to merger, consolidation or any other arrangement), any property (whether now owned or hereafter acquired) essential to the conduct of the business of the U.S. Borrower and its Subsidiaries, taken as a whole, to, any Person; provided, however, that so long as no Default shall have occurred and then be continuing or would result therefrom, any Person may merge or consolidate with (A) any Borrower, so long as such Borrower is the surviving entity and (B) any Material Subsidiary; provided, further, that in the case of clauses (A) and (B), such merger or consolidation is not otherwise prohibited by this Agreement. Subject to the foregoing, and except to the extent otherwise prohibited by this Agreement, the U.S. Borrower may, directly or indirectly, sell all or a portion of the capital stock or other equity interests of any Subsidiary (including by way of a merger or consolidation) for fair market value, as determined in good faith by the U.S. Borrower’s board of directors; provided, however, that if such Subsidiary is also a Euro Borrower, such Subsidiary ceases to be a Euro Borrower immediately prior to such sale and all Obligations of such Subsidiary in its capacity as a Euro Borrower are paid in full prior to the date of such sale.

(c) Change in Nature of Business. The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of FMC’s Business, whether in connection with a transaction permitted by Section 6.04(b) or otherwise.

(d) Modification of Constituent Documents. The U.S. Borrower shall not, nor shall it permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that would not reasonably be expected to have a Material Adverse Effect.

(e) Accounting Changes; Fiscal Year. The U.S. Borrower shall not change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP, or (b) Fiscal Year.

(f) Margin Regulations. The U.S. Borrower shall not, and shall not permit any of its Material Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

(g) No Speculative Transactions. The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Hedging Contract solely for speculative purposes or other than for the purpose of hedging risks associated with the businesses of the U.S. Borrower and its Material Subsidiaries, as done in the ordinary course of such businesses.

(h) Compliance with ERISA. The U.S. Borrower shall not cause or permit to occur, and shall not permit any of its ERISA Affiliates to cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

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(i) Sanctions, etc. No Borrower will request any Loan, and no Borrower shall use (and such Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees, brokers and agents shall not use) the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent in violation of any applicable Requirement of Law, or (C) in any other manner that would result in the violation by any Person of any regulations or executive orders administered by OFAC or other similar economic sanctions administered or enforced by the European Union, Her Majesty’s Treasury of the United Kingdom or the United Nations Security Council.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) Any Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or (ii) any Borrower shall fail to pay any interest on any Loan or any other payment under any Loan Document, for a period of three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed made by any Borrower herein or by any Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The U.S. Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 6.01, Section 6.02(a) or (b), Section 6.03(a) or (i) or Section 6.04, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the U.S. Borrower by the Administrative Agent or the Required Lenders; or

(d) (i) The U.S. Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Indebtedness evidenced by the Notes) of the U.S. Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, (ii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof and the U.S. Borrower or such Subsidiary shall have failed to make such payment or effect such repurchase, and such failure shall continue after the applicable grace period, if any, specified in

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the agreement or instrument relating to such Indebtedness, or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, provided that any required notice of such event or condition shall have been given or any applicable grace period shall have expired; provided, however, that if there is acceleration of any Indebtedness which is included under this clause (d) solely because of a Guarantee by the U.S. Borrower or one of its Material Subsidiaries, an Event of Default will not exist under this clause (d) so long as the U.S. Borrower or such Material Subsidiary, as the case may be, fully performs its obligations in a timely manner under such Guarantee upon demand therefor by the beneficiary thereof; or

(e) The U.S. Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the U.S. Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the U.S. Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate and not covered by insurance shall be rendered against the U.S. Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any ERISA Event shall have occurred and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, would reasonably be expected to have a Material Adverse Effect; or

(h) The U.S. Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect;

(i) The U.S. Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and such reorganization or termination would reasonably be expected to have a Material Adverse Effect;

(j) The Guaranty set forth in Article X hereof shall cease to be valid and binding on, or enforceable against, the U.S. Borrower or the U.S. Borrower shall so state in writing; or

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(k) there shall occur any Change of Control;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the express consent, of the Required Lenders, by notice to the U.S. Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the express consent, of the Required Lenders, by notice to the U.S. Borrower, declare the Loans and other Obligations to be forthwith due and payable, whereupon the Loans and other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that upon the occurrence of any Event of Default specified in Section 7.01(e), (A) the obligation of each Lender to make Loans shall automatically be terminated and (B) the Loans and other Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 8.02 Reliance, Etc.

(a) None of the Agents nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any

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Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

(b) The Arrangers, as such, the Co-Documentation Agents, as such, and the Syndication Agent, as such, each referred to on the cover page hereto, shall have no duties or obligations whatsoever to the Lenders under or with respect to this Agreement, the Notes or any other document or any matter related thereto.

SECTION 8.03 The Agents and their Affiliates as Lenders. With respect to its respective Commitment as a Lender, the Loans made by it as a Lender and the Notes issued to it as a Lender, each of the Agents party to this Agreement as Lender shall have the same rights and powers under this Agreement as any other Lender in its capacity as a Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Agent in its individual capacity as a Lender. Each Agent, in its individual capacity as a Lender, and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if the such Agent were not an Agent under this Agreement and without any duty to account therefor to the Lenders.

SECTION 8.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 5.03 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05 Indemnification. The Lenders severally agree to indemnify the Administrative Agent from and against any and all claims, damages, losses, liabilities and expenses of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Person in any way relating to or arising out of this Agreement or any action taken or omitted by such Person under this Agreement in its respective capacity as an agent hereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees but excluding normal administrative expenses expressly excluded under Section 9.04(a)) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the U.S. Borrower as required under Section 9.04(a).

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SECTION 8.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the U.S. Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the U.S. Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent, which shall be an Eligible Assignee and a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII (The Administrative Agent) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 8.07 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Co-Documentation Agents or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) reduce any fees or other amounts payable hereunder, (b) postpone any date fixed for any payment of any fees or other amounts payable hereunder, (c) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (d) release the Guaranty set forth in Article X (Guaranty) or (e) amend this Section 9.01 or any other Section of this Agreement, the effect of which amendment is to alter the pro rata sharing of payments or pro rata funding required thereby; and provided further that (1) no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any Note, unless such amendment, waiver or consent is in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, (2) subject to the provisions of Section 2.06, no amendment, waiver or consent shall reduce the principal of, or interest on, the Loans or Notes or postpone any date fixed for any payment of principal of, or interest on, the

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Loans or Notes, unless in each case signed by all of the Lenders and (3) no amendment, waiver or consent shall extend the Maturity Date of the Loans or increase the Commitment or Loans of any Lender or subject any Lender to any additional obligations, unless signed by such Lender.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Defaulting Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

SECTION 9.02 Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered as follows:

(i) if to the U.S. Borrower:

FMC Corporation

1735 Market Street

Philadelphia, PA 19103,

Attention: Thomas C. Deas, Jr., Vice President and Treasurer

Fax Number: (215) 299-6557

E-Mail Address: fmc_treasurer@fmc.com

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: Howard L. Meyers

Fax Number: (215) 963-5001

E-Mail Address: hmeyers@morganlewis.com

(ii) if to the Administrative Agent:

Citibank, N.A.

1615 Brett Road, OPS 3

New Castle, DE 19720

Attention: Bank Loan Syndications Department

Fax Number: (212) 994-0961

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E-Mail Address: GLAgentOfficeOps@citi.com

E-Mail Address: oploanswebadmin@citi.com (for materials required to be delivered pursuant to Section 6.02(a))

with a copy to:

Weil, Gotshal &Manges LLP

767 Fifth Avenue

New York, New York 10153-0119

Attention: Danek Freeman

Fax Number: (212) 310-8007

E-Mail Address: danek.freeman@weil.com

(iii) if to a Lender, to it at its address (or email or telecopy number) set forth in the applicable administrative questionnaire or in the applicable Acceptance.

(b) Any party may subsequently change its notice address by a written notice to the other parties as herein provided. All such notices and communications shall, (a) when mailed, be effective three Business Days after the same is deposited in the mails, (b) when mailed for next day delivery by a reputable freight company or reputable overnight courier service, be effective one Business Day thereafter, and (c) when sent by telegraph, telecopy, telex or cable, be effective when the same is telegraphed, telecopied and receipt thereof is confirmed by telephone or return telecopy, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II (Amounts and Terms of Loans), III (Making the Loans) or VIII (The Administrative Agent) shall not be effective until received by the Administrative Agent.

(c) Electronic Communications.

(i) Delivery of Communications by the U.S. Borrower. The U.S. Borrower (on behalf of itself and on behalf of each Borrower) agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a Conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement, (D) is required to be delivered to satisfy any condition precedent in Article IV (Conditions to Lending) relating to the effectiveness of this Agreement and/or any Borrowing or (E) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent to the email address specified in Section 9.02(a) above or such other e-mail address designated by the Administrative Agent from time to time.

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(ii) Use of Web Platforms. Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on DebtDomain, IntraLinks or another similar website, if any, to which each Lender and the Administrative Agent have access (the “Platform”). Nothing in this Section 9.02 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.

(iii) E-mail Notification to Lenders. Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address.

(iv) Presumption as to Delivery of E-Mail. Each party agrees that any electronic communication referred to in this Section 9.02 shall be deemed delivered upon the posting of a record of such communication as “received” in the e-mail system of the recipient; provided that if such communication is not so received during normal business hours, such communication shall be deemed delivered at the opening of business on the next Business Day.

(v) Waiver of Responsibility. Each party acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Communications and the Platform are provided “as is” and “as available,” (C) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (D) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.

(vi) Limitation on use of Platform. Notwithstanding the foregoing, if the U.S. Borrower has any reason to believe that either the confidentiality of the Platform, the confidentiality of electronic transmissions to the Administrative Agent, or the integrity of Communications posted on the Platform has, may have or may in the future be compromised, then the U.S. Borrower may upon notice to the Administrative Agent delivered in any manner permitted under this Agreement, either (1) suspend its obligation hereunder to transmit Communications to the Administrative Agent by electronic/soft medium, (2) instruct the Administrative Agent not to transmit to the Platform any as yet un-posted Communications, and/or (3) instruct the Administrative Agent to take commercially reasonable steps to remove any currently posted Communications from the Platform. In the event that the use of the Platform should be

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suspended due to any of the circumstances described in this paragraph, the U.S. Borrower agrees to deliver the Communications to each Lender via e-mail. The Lenders agree that the delivery of the Communications via e-mail shall be deemed effective upon the posting of a record of such electronic transmission as “sent” in the e-mail system of the U.S. Borrower. The Administrative Agent agrees to immediately inform the U.S. Borrower of any security issue or Communications integrity issue that comes to its attention and relates to the Platform or the Administrative Agent’s receipt of electronic Communications.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04 Costs and Expenses.

(a) The U.S. Borrower agrees to pay, whether or not any of the transactions contemplated hereby are consummated, on demand (x) all reasonable costs and expenses in connection with the preparation (excluding normal travel and related expenses incurred by the personnel of the Administrative Agent), execution, delivery, administration (excluding those which are customarily borne by the Administrative Agent), modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, and (y) the reasonable fees and expenses of counsel to the Administrative Agent and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The U.S. Borrower further agrees to pay on demand all reasonable expenses of the Lenders (including, without limitation, reasonable counsel (including, without duplication, internal counsel) fees and expenses) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a).

(b) Each Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, penalties, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in its agent or lending capacity under, or otherwise in connection with, the Loan Documents, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents, the proposed or actual use of the proceeds therefrom or any of the other transactions contemplated thereby, whether or not such investigation, litigation or proceeding is brought by a Borrower, its shareholders or creditors or an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Each Borrower also agrees not to assert any claim against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for consequential, indirect, special or

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punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans; provided that such waiver of consequential, indirect, special or punitive damages shall not limit the indemnification obligations of the Borrowers under this Section 9.04(b). Each of the Lenders and the Administrative Agent agrees not to assert any claim against the U.S. Borrower, its Affiliates or any of their directors, officers, employees, attorneys and agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

(c) If (i) any payment of principal of any Eurocurrency Rate Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment pursuant to Section 3.05 or acceleration of the maturity of the Loans pursuant to Section 7.01 or for any other reason, or (ii) the U.S. Borrower gives notice of a Loan conversion pursuant to Section 2.09(c), then the U.S. Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(d) Without prejudice to the survival of any other agreement of the U.S. Borrower or the Lenders hereunder, the agreements and obligations of the U.S. Borrower contained in Sections 2.12, 3.05 and 9.04, and the agreements and obligations of each Lender under Section 9.11, shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05 Rights of Set-off; Payments Set Aside.

(a) Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the U.S. Borrower against any and all of its obligations under the Loan Documents, of a Euro Borrower against any and all of such Euro Borrower’s obligations under the Loan Documents now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16(a)(ii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the U.S. Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.05 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

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(b) To the extent that the U.S. Borrower makes a payment or payments to the Administrative Agent or the Lenders or any such Person exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

SECTION 9.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the U.S. Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

SECTION 9.07 Assignments and Participations.

(a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided, however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii) the amount of the Commitments and/or Loans of the assigning Lender being assigned pursuant to each such assignment other than an assignment to another Lender (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof,

(iii) each such assignment shall be to an Eligible Assignee, and (unless such assignment shall be to a Lender, an Affiliate of such Lender, a Subsidiary of the assigning Lender, or to the bank holding company or a Subsidiary of the bank holding company of which the assigning Lender is a Subsidiary) the U.S. Borrower and the Administrative Agent shall have consented to such assignment (which consents shall not be unreasonably withheld or delayed); provided, that no consent of the U.S. Borrower shall be required if an Event of Default under Section 7.01(a) or (e) has occurred and is continuing, and

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 paid by either the assigning Lender or the assignee; provided that the Administrative Agent may, in its sole discretion, elect to waive such recordation fee in the case of any such assignment.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such

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Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall relinquish its rights and be released from its obligations under this Agreement, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance.

Notwithstanding anything to the contrary contained herein except for the conditions set for in clause (iv) of this Section 9.07(a), any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the U.S. Borrower, the option to provide to a Borrower all or any part of a Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.07 except for the conditions set forth in clause (iii) of this Section 9.07(a), any SPC may (i) with notice to, but without the prior written consent of, the U.S. Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any Eligible Assignee (consented to by the U.S. Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This paragraph may not be amended without the written consent of the SPC.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on

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such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) [Intentionally Deleted].

(d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the U.S. Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide the U.S. Borrower with a copy of the Register upon reasonable request.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C-1 hereto, (1) accept such Assignment and Acceptance, (2) record the information contained therein in the Register and (3) give prompt notice thereof to the U.S. Borrower. Within five Business Days after its receipt of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitments and/or Loans assumed by it pursuant to such Assignment and Acceptance and a new Note to the order of the assigning Lender in an amount equal to the Commitments and/or Loans retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-l hereto. Such surrendered Note or Notes shall be marked “canceled” and shall be returned promptly to the U.S. Borrower.

(f) Each Lender may sell participations to one or more banks or other entities in or to a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) except in the case of a participation involving a Lender and one of its Affiliates (and this exception shall apply only so long as the participant remains an Affiliate of such Lender), the parties to each such participation shall execute a participation agreement in substantially the form

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of the Participation Agreement, and (vi) no participant under any such participation shall have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would alter the principal of, or interest on, the Loan or Loans in which such participant is participating or any fees or other amounts payable to the Lenders hereunder, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder. Each Lender shall provide the U.S. Borrower with a list of entities party to all Participation Agreements with such Lender upon request. Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation of at least $10,000,000 on or after the Effective Date, (b) is, by written notice to the U.S. Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives the prior written consent of the U.S. Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar-for-dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in Exhibit C-1 hereto and (ii) state the dollar amount of the participation purchased. The U.S. Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the U.S. Borrower, maintain a register on which it enters the name and address of each participant and the principal and interest amounts of each participant’s interest in the Loans or other obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loan or other obligation hereunder) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information, including Confidential Information, relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of Confidential Information, the assignee or participant or proposed assignee or participant shall be informed of the confidential nature of such Confidential Information and shall agree to (i) preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender and (ii) be bound by the provisions of Section 9.11.

(h) Notwithstanding any other provision in this Section 9.07, no Lender may assign its interest to an Eligible Assignee if, as of the effective date of such assignment, such assignment would increase the amount of Taxes, Other Taxes or increased costs payable under Section 2.12 or 3.05, respectively.

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(i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time and without the consent of the Administrative Agent or any Borrower create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other central banking authority.

SECTION 9.08 [Intentionally Deleted].

SECTION 9.09 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT, THE EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 9.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the U.S. Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the U.S. Borrower, (h) any credit insurance provider or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 9.11 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the U.S. Borrower.

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For purposes of this Section 9.11, “Confidential Information” means all information received from the U.S. Borrower or any of its Subsidiaries or any of their respective certified public accountants (including the Borrowers’ Accountants) relating to the U.S. Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the U.S. Borrower or any of its Subsidiaries, provided that, in the case of information received from the U.S. Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

SECTION 9.12 Submission to Jurisdiction; Service of Process.

(a) Any legal action or proceeding brought by any Borrower or any of its respective Affiliates with respect to this Agreement or any other Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, borough of Manhattan or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the U.S. Borrower at its address specified in Section 9.02. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 9.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrowers in any other jurisdiction.

SECTION 9.13 WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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SECTION 9.14 USA PATRIOT Act. Each Lender subject to the Patriot Act hereby notifies each Borrower that, pursuant to Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, including the name and address of such Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

SECTION 9.15 Entire Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.16 No Fiduciary Duty. Each Agent and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of any Borrowers, its stockholders and/or its Affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Borrower, its stockholders or its Affiliates, on the other. Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower, in connection with such transaction or the process leading thereto.

ARTICLE X

GUARANTY

SECTION 10.01 Guaranty.

(a) To induce the Lenders to make the Loans to the Euro Borrowers, the U.S. Borrower hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, prepayment or otherwise in accordance herewith or any other Loan Document, of the principal of and interest on the Loans made by each Lender to, and the Notes held by each Lender of, each Euro Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by any Euro Borrower under this Agreement

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pursuant hereto, to its Euro Borrower Designation, and under the Notes, in each case strictly in accordance with the terms hereof or thereof (such obligations being herein collectively called, the “Guarantied Obligations”), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, and whether enforceable or unenforceable as against any Euro Borrower, now or hereafter existing, or due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This guaranty constitutes a guaranty of payment and not of collection.

(b) The U.S. Borrower further agrees that, (i) if any payment made by any of the Euro Borrowers or any other person and applied to the Guarantied Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (ii) if any payment is made by any Lender or any other holder of Guarantied Obligations (the “Guarantied Parties”) to any Euro Borrower, its estate, trustee, receiver or any other party, including the U.S. Borrower, under any bankruptcy law, state or federal law, common law or equitable cause, then, in each case, to the extent of such payment or repayment, the U.S. Borrower’s liability under this Section 10.01 shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto this guaranty set forth in this Section 10.01 shall have been cancelled or surrendered, the guaranty set forth in this Section 10.01 shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the U.S. Borrower in respect of the amount of such payment.

SECTION 10.02 Authorization; Other Agreements. The Guarantied Parties are hereby authorized, without notice to or demand upon the U.S. Borrower, which notice or demand is expressly waived hereby, and without discharging or otherwise affecting the obligations of the U.S. Borrower hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including, without limitation, this Agreement and the other Loan Documents) now or hereafter executed by any Euro Borrower and delivered to the Guarantied Parties or any of them, including, without limitation, any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Guarantied Obligations, or any part thereof, or any other instrument or agreement in respect of the Guarantied Obligations (including, without limitation, this Agreement and the other Loan Documents) now or hereafter executed by any Euro Borrower and delivered to the Guarantied Parties or any of them;

(c) accept partial payments on the Guarantied Obligations;

(d) receive, take and hold additional security or collateral for the payment of the Guarantied Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;

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(e) settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Guarantied Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Guarantied Obligations or any part of them and otherwise deal with any Euro Borrower or any other guarantor, maker or endorser;

(g) apply to the Guarantied Obligations any and all payments or recoveries from any Euro Borrower, from any other guarantor, maker or endorser of the Guarantied Obligations or any part of them to the Guarantied Obligations in such order as provided herein whether such Guarantied Obligations are secured or unsecured or guaranteed or not guaranteed by others; and

(h) refund at any time any payment received by any Guarantied Party in respect of any of the Guarantied Obligations, and payment to such Person of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guaranty shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the U.S. Borrower hereunder in respect of the amount so refunded; even if any right of reimbursement or subrogation or other right or remedy of the U.S. Borrower is extinguished, affected or impaired by any of the foregoing (including, without limitation, any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Guarantied Obligations which impairs any subrogation, reimbursement or other right of the U.S. Borrower).

SECTION 10.03 Guaranty Absolute and Unconditional. The U.S. Borrower hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Article X (Guaranty) are absolute and unconditional and shall not be discharged or otherwise affected as a result of:

(a) the invalidity or unenforceability of any of any Euro Borrower’s obligations under this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Guarantied Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Guarantied Obligations or any part of them;

(b) the absence of any attempt to collect the Guarantied Obligations or any part of them from any Euro Borrower or other action to enforce the same;

(c) any Guarantied Parties’ election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(d) any borrowing or grant of a Lien by any Euro Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code;

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(e) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Administrative Agent’s or Lender’s claim (or claims) for repayment of the Guarantied Obligations;

(f) any use of cash collateral under Section 363 of the Bankruptcy Code;

(g) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Euro Borrower, the U.S. Borrower or any of any Euro Borrower’s other Subsidiaries, including without limitation, any discharge of, or bar or stay against collecting, all or any of the Guarantied Obligations (or any part of them or interest thereon) in or as a result of any such proceeding;

(j) failure by any Guarantied Party to file or enforce a claim against any Euro Borrower or its estate in any bankruptcy or insolvency case or proceeding;

(k) any action taken by any Guarantied Party that is authorized hereby; or

(l) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Guarantied Obligations.

SECTION 10.04 Waivers. The U.S. Borrower hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Guarantied Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Euro Borrower. The U.S. Borrower shall not, until the Guarantied Obligations are irrevocably paid in full and the Commitments have been terminated, assert any claim or counterclaim it may have against any Euro Borrower or set off any of its obligations to any Euro Borrower against any obligations of any Euro Borrower to it. In connection with the foregoing, the U.S. Borrower covenants that its obligations hereunder shall not be discharged, except by complete performance.

SECTION 10.05 Reliance. The U.S. Borrower hereby assumes responsibility for keeping itself informed of the financial condition of the Euro Borrowers and any and all endorsers and/or other guarantors of all or any part of the Guarantied Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations, or any part thereof, that diligent inquiry would reveal, and the U.S. Borrower hereby agrees that no Guarantied Party shall have any duty to advise it of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to the U.S. Borrower, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to any Guarantied Party.

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FMC CORPORATION

SECTION 10.06 Waiver of Subrogation and Contribution Rights. Until the Guarantied Obligations have been irrevocably paid in full and the Commitments have been terminated, the U.S. Borrower shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against any Euro Borrower or any right of reimbursement or contribution or similar right against any Euro Borrower by reason of this Agreement or by any payment made by the U.S. Borrower in respect of the obligations under this Agreement or the Notes.

SECTION 10.07 Subordination. The U.S. Borrower hereby agrees that upon the occurrence of any Event of Default described in Section 7.01(e), any Indebtedness of any Euro Borrower now or hereafter owing to it, whether heretofore, now or hereafter created (the “Guaranty Subordinated Debt”), is hereby subordinated to all of the obligations under this Agreement and the Notes, and that, except as expressly permitted by this agreement, the Guaranty Subordinated Debt shall not be paid in whole or in part until such obligations have been paid in full and this Guaranty is terminated and of no further force or effect. The U.S. Borrower shall not accept any payment of or on account of any Guaranty Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default described in Section 7.01(e), each Euro Borrower shall pay to the Administrative Agent any payment of all or any part of the Guaranty Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the obligations under this Agreement and the Notes as provided herein. Each payment on the Guaranty Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by the U.S. Borrower as trustee for the Administrative Agent and the Lenders and shall be paid over to the Administrative Agent immediately on account of the Guarantied Obligations, but without otherwise affecting in any manner the U.S. Borrower’s liability under this Article X (Guaranty). The U.S. Borrower agrees to file all claims against the Euro Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guaranty Subordinated Debt, and the Administrative Agent shall be entitled to all of U.S. Borrower’s rights thereunder. If for any reason the U.S. Borrower fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, the U.S. Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in the U.S. Borrower’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, the U.S. Borrower hereby assigns to the Administrative Agent all of the U.S. Borrower’s rights to any payments or distributions to which the U.S. Borrower otherwise would be entitled. If the amount so paid is greater than the U.S. Borrower’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

SECTION 10.08 Default; Remedies. The obligations of the U.S. Borrower hereunder are independent of and separate from the Guarantied Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against the U.S. Borrower to collect and recover the full amount or any portion of the Guarantied Obligations then due, without first proceeding against the defaulting Euro Borrower or Euro Borrowers or any other guarantor of the Guarantied Obligations, or joining the defaulting Euro Borrower or Euro Borrowers or any other guarantor in any proceeding against the U.S. Borrower. At any time after maturity of the Guarantied Obligations, the Administrative

TERM LOAN AGREEMENT

FMC CORPORATION

Agent may (unless the Guarantied Obligations have been irrevocably paid in full), without notice to the U.S. Borrower, appropriate and apply toward the payment of the Guarantied Obligations (i) any indebtedness due or to become due from any Guarantied Party to the U.S. Borrower and (ii) any moneys, credits or other property belonging to the U.S. Borrower at any time held by or coming into the possession of any Guarantied Party or any of its respective Affiliates.

SECTION 10.09 Irrevocability. This Guaranty set forth in this Article X (Guaranty) shall be irrevocable as to any and all of the Guarantied Obligations until the Commitments have been terminated and all monetary Guarantied Obligations then outstanding have been irrevocably repaid in cash.

SECTION 10.10 Setoff. Upon the occurrence and during the continuance of an Event of Default, each Guarantied Party and each Affiliate thereof may, without notice to the U.S. Borrower and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guarantied Obligations then due and payable (i) any indebtedness due or to become due from such Guarantied Party or Affiliate thereof to the U.S. Borrower or any Euro Borrower, and (ii) any moneys, credits or other property belonging to the U.S. Borrower or any Euro Borrower, at any time held by or coming into the possession of such Guarantied Party or Affiliate thereof (other than trust accounts).

SECTION 10.11 No Marshaling. The U.S. Borrower consents and agrees that no Guarantied Party or Person acting for or on behalf thereof shall be under any obligation to marshal any assets in favor of the U.S. Borrower or against or in payment of any or all of the Guarantied Obligations.

SECTION 10.12 Enforcement; Amendments; Waivers. No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Agreement, any of the other Loan Documents or otherwise with respect to all or any part of the Guarantied Obligations or any other guaranty of or security for all or any part of the Guarantied Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the U.S. Borrower, any other guarantor of all or any part of the Guarantied Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in any of the Loan Documents now or at any time or times hereafter executed by such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of such person at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guarantied Party, or its Affiliates, unless such waiver is contained in an instrument in writing, directed and delivered to such Euro Borrower or the U.S. Borrower, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under this Agreement. No waiver of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any its rights and remedies or the obligations of the U.S. Borrower under this Article X (Guaranty). Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by any Euro Borrower to any Guarantied Party shall be conclusive and binding on the U.S. Borrower irrespective of whether the U.S. Borrower was a party to the suit or action in which such determination was made.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

The U.S. Borrower

FMC CORPORATION

By:	/s/ Thomas C. Deas, Jr.
	Name:	Thomas C. Deas, Jr.
	Title:	Vice President and Treasurer

The Euro Borrowers

FMC FINANCE B.V.

By:	/s/ Thomas C. Deas, Jr.
	Name:	Thomas C. Deas, Jr.
	Title:	Authorized Signatory, as
Attorney-in-Fact

FMC CHEMICALS NETHERLANDS B.V.

By:	/s/ Thomas C. Deas, Jr.
	Name:	Thomas C. Deas, Jr.
	Title:	Authorized Signatory, as
Attorney-in-Fact

FMC LUXEMBOURG HOLDINGS S.À R.L.

By:	/s/ Thomas C. Deas, Jr.
	Name:	Thomas C. Deas, Jr.
	Title:	Authorized Signatory, as
Attorney-in-Fact

FMC LUXEMBOURG S.À R.L.

By:	/s/ Thomas C. Deas, Jr.
	Name:	Thomas C. Deas, Jr.
	Title:	Authorized Signatory, as
Attorney-in-Fact

[SIGNATURE PAGE TO FMC TERM LOAN AGREEMENT]

CITIBANK, N.A.,
as Administrative Agent and Lender

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

BANK OF AMERICA, N.A.,
as Syndication Agent and Lender

By:	/s/ Darren Bielawski
	Name:	Darren Bielawski
	Title:	Vice President

BNP Paribas, as a Lender

By:	/s/ Christopher Sked
	Name:	Christopher Sked
	Title:	Managing Director

BNP Paribas, as a Lender

By:	/s/ Ade Adedeji
	Name:	Ade Adedeji
	Title:	Vice President

DNB Capital LLC,
as a Lender

By:	/s/ Philip F. Kurpiewski
	Name:	Philip F. Kurpiewski
	Title:	Senior Vice President

By:	/s/ Bjorn E. Hammerstad
	Name:	Bjorn E. Hammerstad
	Title:	Senior Vice President

HSBC Bank USA, National Association,
as a Lender

By:	/s/ David A. Mandell
	Name:	David A. Mandell
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ James A. Knight
	Name:	James A. Knight
	Title:	Vice President

Sumitomo Mitsui Banking Corporation,
as a Lender

By:	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a Lender

By:	/s/ Mustafa Khan
	Name:	Mustafa Khan
	Title:	Director

U.S. Bank National Association,
as a Lender

By:	/s/ Michael E. Temnick
	Name:	Michael E. Temnick
	Title:	Vice President

CoBank, ACB, as a Lender

By:	/s/ Hal Nelson
	Name:	Hal Nelson
	Title:	Vice President

TD Bank, N.A.,
as a Lender

By:	/s/ Craig Welch
	Name:	Craig Welch
	Title:	Senior Vice President

Australia and New Zealand Banking Group Limited, as a Lender

By:	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

BANK OF CHINA, NEW YORK BRANCH,
as a Lender

By:	/s/ Shihui Wang
	Name:	Shihui Wang
	Title:	Executive Vice President

Citizens Bank of Pennsylvania,
as a Lender

By:	/s/ David W. Dinella
	Name:	David W. Dinella
	Title:	Senior Vice President

LLOYDS BANK PLC,
as a Lender

By:	/s/ Stephen Giacolone
	Name:	Stephen Giacolone
	Title:	Assistant Vice President – G011

By:	/s/ Joel Slomko
	Name:	Joel Slomko
	Title:	Assistant Vice President – S088

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ William F. Feathers
	Name:	William F. Feathers
	Title:	Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Joseph Gricco
	Name:	Joseph Gricco
	Title:	Assistant Vice President

KBC Bank, N.V., New York Branch,
as a Lender

By:	/s/ Sheila Bermejo
	Name:	Sheila Bermejo
	Title:	Vice President

By:	/s/ Thomas R. Lalli
	Name:	Thomas R. Lalli
	Title:	Managing Director

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Glenn A. Page
	Name:	Glenn A. Page
	Title:	Senior Vice President

Bayerische Landesbank, New York Branch,
as a Lender

By:	/s/ Matthew DeCarlo
	Name:	Matthew DeCarlo
	Title:	Senior Director

By:	/s/ Elke Videgain
	Name:	Elke Videgain
	Title:	Vice President

Compass Bank, as a Lender

By:	/s/ Michael Dixon
	Name:	Michael Dixon
	Title:	Senior Vice President

Coöperatieve Centrale Raiffeisen-boerenleenbank, B.A. “Rabobank Nederland”, New York Branch, as a Lender

By:	/s/ Betty Janelle
	Name:	Betty Janelle
	Title:	Managing Director

By:	/s/ Michael T. Harder
	Name:	Michael T. Harder
	Title:	Executive Director

Nordea Bank Finland PLC, as a Lender

By:	/s/ Ulrik Berg Andersen
	Name:	Ulrik Berg Andersen
	Title:	Vice President

By:	/s/ Mogens R. Jensen
	Name:	Mogens R. Jensen
	Title:	Senior Vice President

SANTANDER BANK, N.A., as a Lender

By:	/s/ John W. Deegan
	Name:	John W. Deegan
	Title:	Executive Director

SunTrust Bank, as a Lender

By:	/s/ Elizabeth Tallmadge
	Name:	Elizabeth Tallmadge
	Title:	Managing Director

Schedule I

Commitments

Lender	Commitment

Citibank, N.A.	$150,000,000

Bank of America, N.A.	$150,000,000

BNP Paribas	$140,000,000

DNB Capital LLC	$140,000,000

HSBC Bank USA, National Association	$140,000,000

JPMorgan Chase Bank, N.A.	$140,000,000

Sumitomo Mitsui Banking Corporation	$140,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$140,000,000

U.S. Bank National Association	$140,000,000

CoBank, ACB	$92,500,000

TD Bank, N.A.	$92,500,000

Australia and New Zealand Banking Group Limited	$40,000,000

Bank of China, New York Branch	$40,000,000

Citizens Bank of Pennsylvania	$40,000,000

Lloyds Bank plc	$40,000,000

The Bank of New York Mellon	$40,000,000

Wells Fargo Bank, N.A.	$40,000,000

Lender	Commitment

KBC Bank N.V., New York Branch	$35,000,000

Branch Banking and Trust Company	$20,000,000

Bayerische Landesbank, New York Branch	$40,000,000

Compass Bank	$40,000,000

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland N.Y. Branch	$40,000,000

Nordea Bank Finland Plc.	$40,000,000

Santander Bank, N.A.	$40,000,000

SunTrust Bank	$40,000,000

Total	$2,000,000,000

Schedule II

Material Subsidiaries

Epax Norway AS

Epax UK Holding III AS

FMC Agricultural Products International AG

FMC BioPolymer AS

FMC Chemical International AG

FMC Chemicals Netherlands BV

FMC Corporation United Kingdom Limited

FMC de Mexico S.A. de C.V.

FMC Foret, S.A.

FMC Manufacturing Limited

FMC Norway Holdings AS

FMC Quimica do Brasil Ltda.

FMC Specialty Alkali Corporation

FMC Wyoming Corporation

Minera del Altiplano S.A.

Phytone Limited

Schedule 5.02

Consents

None.

Schedule 5.05

Litigation

The legal proceedings disclosed in (i) Part 1, Item 3 to the U.S. Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including Note 1 “Principal Accounting Policies and Related Financial Information—Environmental Obligations,” Note 10 “Environmental Obligations” and Note 19 “Commitments, Guarantees and Contingent Liabilities” in the notes to the U.S. Borrower’s consolidated financial statements included in such Form 10-K, the content of which were incorporated by reference into such Item 3, and (ii) Part II, Item 1 to the U.S. Borrower’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, including Notes 11 and 18 to the U.S. Borrower’s condensed consolidated financial statements included within such Form 10-Q, the content of which were incorporated by reference into such Item 1, are, in each case, incorporated by reference into this Schedule 5.05.

As of the date hereof, there have been no material changes to the disclosures set forth above.

Schedule 5.10

Environmental Matters

The following real properties owned or operated by the U.S. Borrower or its Material Subsidiaries are required, under the Resource Conservation and Recovery Act, to maintain a permit for the treatment, storage, or disposal of hazardous waste:

•	Baltimore, MD

•	Bessemer City, NC

•	Kemmerer, WY

Schedule 6.04(a)

Existing Liens

Security Interests and/or Liens Granted in IRB’s

1.	Statutory mortgage lien on the project funded by the Kanawha County, WV Series 1977 ($16,250,000) Pollution Control Revenue Bonds.

EXHIBIT A

TO

TERM LOAN AGREEMENT

FORM OF NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: [$ ]	,

FOR VALUE RECEIVED, the undersigned, [FMC Corporation, a Delaware corporation] [FMC Finance B.V., a company organized and existing under the laws of the Netherlands] [FMC Chemicals Netherlands B.V., a company organized and existing under the laws of the Netherlands] [FMC Luxembourg Holdings S.à r.l. (previously named “SHCO 91 S.à r.l.”) a private limited liability company (société à responsabilité limitée) having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duchy of Luxembourg, with a share capital of EUR 12,500.-, registered with the Luxembourg Trade and Companies Register under number B 189601] [FMC Luxembourg S.à r.l. (previously named “SHCO 92 S.à r.l.”) a private limited liability company (société à responsabilité limitée) having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duchy of Luxembourg, with a share capital of EUR 12,500.-, registered with the Luxembourg Trade and Companies Register under number B 189617] (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Loans (as defined in the Term Loan Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Term Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Term Loan Agreement.

Both principal and interest are payable in Dollars to Citibank, N.A., as Administrative Agent, at 1615 Brett Road, OPS 3 New Castle, DE 19720, in immediately available funds.

This Note is one of the Loan Notes referred to in, and is entitled to the benefits of, the Term Loan Agreement, dated as of October 10, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the U.S. Borrower, the Euro Borrowers, the Lenders and other parties party thereto and Citibank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein and not defined herein are used herein as defined in the Term Loan Agreement.

The Term Loan Agreement, among other things, (a) provides for the making of Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[This Note is entitled to the benefits of the Guaranty.]1

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[Signature Page Follows]

[1]	Not applicable if FMC Corporation is the Borrower.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

[NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

EXHIBIT B-1

TO

TERM LOAN AGREEMENT

FORM OF NOTICE OF BORROWING

CITIBANK, N.A.

as Administrative Agent under the

Term Loan Agreement referred to below

388 Greenwich Street

New York, New York 10013	[Date]

Attention:

Re: FMC CORPORATION (the “U.S. Borrower”)

Reference is made to the Term Loan Agreement, dated as of October 10, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the U.S. Borrower, the Euro Borrowers, the Lenders and other parties party thereto and Citibank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein and not defined herein are used herein as defined in the Term Loan Agreement.

The undersigned, U.S. Borrower, hereby gives you notice, irrevocably (subject to the terms of Section 2.09(c) and Section 3.06 of the Term Loan Agreement), pursuant to Section 3.01 of the Term Loan Agreement that the undersigned hereby requests a Borrowing under the Term Loan Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 3.01(a) of the Term Loan Agreement:

(i) The Business Day of the Proposed Borrowing is             , 20     (the “Funding Date”).

(ii) The Type of Loans comprising the Proposed Borrowing is [Base Rate Loans] [Eurocurrency Rate Loans].

(iii) The aggregate amount of the Proposed Borrowing is             .

(iv) **[The Interest Period for each Loan made as part of the Proposed Borrowing is          month[s].]

(v) The Borrower is [                    ].

The undersigned hereby certifies that the following statements are true on the date hereof and shall be true on the Funding Date both before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom:

A.	no Specified Default has occurred and is continuing on the Funding Date;

B.	the Acquisition Agreement Representations are true and correct at the time of, and after giving effect to, the making of the Loans on the Funding Date; and

**	To be used in the case of a Borrowing comprised of Eurocurrency Rate Loans.

C.	the Specified Representations are true and correct in all material respects (except any Specified Representations that are qualified by materiality, which are true and correct in all respects) at the time of, and after giving effect to, the making of the Loans on the Funding Date.

[Signature Page Follows]

FMC CORPORATION
[on behalf of [APPLICABLE EURO BORROWER]][2]

By:
Name:
Title:

[2]	If applicable.

EXHIBIT B-2

TO

TERM LOAN AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

                    ,

CITIBANK, N.A.,

as Administrative Agent under the

Term Loan Agreement referred to below

388 Greenwich Street

New York, New York 10013

Attention:

Re: FMC Corporation (the “U.S. Borrower”)

Reference is made to the Term Loan Agreement, dated as of October 10, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the U.S. Borrower, the Euro Borrowers, the Lenders and other parties party thereto and Citibank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Term Loan Agreement.

The Borrower hereby gives you notice, irrevocably, pursuant to Section 2.14 of the Term Loan Agreement that the undersigned hereby requests a [conversion] [continuation] on                     ,          of $         in principal amount of presently outstanding Loans that are [Base Rate Loans] [Eurocurrency Rate Loans] having an Interest Period ending on                     ,         [to] [as] [Base Rate][Eurocurrency Rate] Loans. [The Interest Period for such amount requested to be converted to or continued as Eurocurrency Rate Loans is [one] [two] [three] [six] month[s]].]

[SIGNATURE PAGE FOLLOWS]

In connection herewith, the undersigned hereby certifies that no Default or Event of Default has occurred and is continuing on the date hereof.

[NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

EXHIBIT C-1

TO

TERM LOAN AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE, dated as of                     ,          (this “Assignment and Acceptance”) (between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

Reference is made to the Term Loan Agreement, dated as of October 10, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among FMC Corporation, a Delaware corporation (the “U.S. Borrower”), the Euro Borrowers, the Lenders and other parties party thereto and Citibank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein and not defined herein are used herein as defined in the Term Loan Agreement.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

The Assignor and the Assignee hereby agree as follows:

1.	As of the Effective Date (as defined below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the Assignor’s rights and obligations under the Term Loan Agreement to the extent related to the amounts and percentages specified in Section 1 of Schedule I hereto.

2.	The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral thereunder, (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under the Term Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto and (iv) attaches the Note(s), if any, held by the Assignor and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes in accordance with Section 9.07(e) of the Term Loan Agreement.

3.

The Assignee (a) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Term Loan Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) agrees that it will perform in accordance with their terms all of the obligations that, by the terms of the Term Loan Agreement, are required to be performed by it as a Lender, (d) represents and warrants that it (i) is an Eligible Assignee, (ii) has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iii) is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it or the Person exercising discretion in making the decision to acquire the Assigned Interest is experienced in acquiring assets of such type, (e) confirms it has received or has been given the opportunity to receive such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest independently and without reliance upon the Administrative Agent, the Assignor or any Lender, (f) specifies as its Domestic Lending Office (and address for notices) and Eurocurrency Lending Office the offices set forth beneath its name on the signature pages hereof and (g) if applicable, attaches two properly completed Forms W-8BEN, W-8BEN-E, W-8ECI or successor or form prescribed by the Internal Revenue Service of the United States, certifying that such Assignee is entitled to receive all payments under the Term Loan Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes.

4.	Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent (together with an assignment fee in the amount of $3,500 payable by the Assignee to the Administrative Agent if required pursuant to Section 9.07(a)(iv)) for acceptance by the Administrative Agent and the U.S. Borrower and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the effective date specified in Section 2 of Schedule I hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Administrative Agent, then, as of the Effective Date, (a) the Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations under the Term Loan Agreement of a Lender and, if such Lender were an Issuer, of such Issuer and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (except those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those relating to events or circumstances occurring prior to the Effective Date.

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (a) to the Assignee, in the case of amounts accrued with respect to any period on or after the Effective Date, and (b) to the Assignor, in the case of amounts accrued with respect to any period prior to the Effective Date.

7.	This Assignment and Acceptance shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York.

8.	This Assignment and Acceptance may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Name:
Title:

Domestic Lending Office (and address for notices):

[Insert Address (including contact name, fax number and e-mail address)]

Eurocurrency Lending Office:

[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED AND AGREED

as of the first date written above

CITIBANK, N.A.

as Administrative Agent

By:
Name:
Title:

[BORROWER]3

By:
Name:
Title:

[3]	If required pursuant to Section 9.07 of the Term Loan Agreement.

SCHEDULE I

TO

ASSIGNMENT AND ACCEPTANCE

SECTION 1.

Ratable Portion assigned to Assignee:

Term Loan Credit Facility
Term Loan Credit CUSIP:	%

Commitment assigned to Assignee:	$

Aggregate outstanding principal amount of Loans assigned to Assignee:	$

SECTION 2.

Effective Date:	,

EXHIBIT A to EXHIBIT C-1

CONFIDENTIALITY AGREEMENT

                    ,

FMC Corporation

1735 Market Street

Philadelphia, PA 19103

Attention: Thomas C. Deas, Jr., Vice President and Treasurer

Ladies and Gentlemen:

We refer to the Term Loan Agreement, dated as of October 10, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among FMC Corporation, a Delaware corporation (the “U.S. Borrower”), the Euro Borrowers, the Lenders and other parties party thereto and Citibank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein and not defined herein are used herein as defined in the Term Loan Agreement.

We are considering entering into an Assignment and Acceptance and, intending to be legally bound, we hereby agree to abide by the terms of Section 9.11 of the Term Loan Agreement as if we were a party thereto.

This letter shall be governed by and construed in accordance with the laws of the State of New York.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By:
Name:
Title:

Domestic Lending Office (and address for notices):
[Insert Address (including contact name, fax number and e-mail address)]
Eurocurrency Lending Office:
[Insert Address (including contact name, fax number and e-mail address)]

EXHIBIT C-2

FORM OF PARTICIPATION AGREEMENT

                    ,

[Name of Participant]

[Address of Participant]

FMC Corporation (the “U.S. Borrower”)

Ladies and Gentlemen:

We refer to the Term Loan Agreement, dated as of October 10, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the U.S. Borrower, the Euro Borrowers, the Lenders and other parties party thereto and Citibank, N.A., as Administrative Agent for the Lenders, a copy of which has been furnished to you, pursuant to which we will, subject to the terms and conditions thereof, make Loans from time to time in an aggregate amount not to exceed at any time outstanding $        . Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Term Loan Agreement, except that as used herein, the term “Loans” shall refer to Loans* made from time to time by us to the Borrowers pursuant to the Term Loan Agreement. The Loans made and to be made by us under the Term Loan Agreement are evidenced by [a promissory note dated                     , 2014 (the “Note”)] [promissory notes dated                     , 2014 (the “Notes”)].

We hereby confirm that we are to sell and transfer to you, and that you are to buy and receive from us, an undivided interest and participation (your “Participation”) to the extent of $         (the “Participation Amount”) of (a) the Loans made by us which are outstanding on the date hereof and, in the case of Loans, a corresponding amount of the Note and (b) each Loan made by us after the date hereof, on the following terms and conditions:

1. Purchase of Participation. (a) You will, on or before              A.M. (New York City time) on [specify date], pay to us, at our office at                     ,             ,                      (the “Payment Office”), as the purchase price for your Participation in the Loan(s) outstanding on the date hereof, an amount equal to the Purchased Interest (as defined in Section 1(b) below) of the aggregate principal amount of such Loans and in same day funds [plus accrued interest and fees to the Effective Date]. We will, promptly upon our receipt of this purchase price from you, send you a participation certificate, in substantially the form of Exhibit A, confirming and evidencing your Participation in the Loan(s) outstanding on the date hereof.

(b) For purposes of this Agreement, “Purchased Interest” means at any time a fraction, expressed as a percentage, obtained by dividing (i) the Participation Amount (reduced by payments of principal to which you are entitled pursuant to this Participation Agreement and by the amount of such Participation Amount repurchased pursuant to the final sentence of this Section 1(b)) by

*	Exclude the Loans which are not to be covered by the Participation Agreement.

(ii) the aggregate principal amount of the Loans which are or may in the future be held by us at such time. As of the date hereof, the Purchased Interest is     %. You acknowledge that as a result of assignments made by or to us pursuant to Section 9.07 of the Term Loan Agreement, your Purchased Interest is subject to change from time to time. Furthermore, you agree that we have the right, but not the obligation, in our sole discretion and at any time (upon two Business Days’ notice to you), to repurchase at par all or any portion of your Participation Amount then outstanding.

(c) We will, promptly upon receipt of notice of a proposed Loan under the Term Loan Agreement, notify you of the date and amount and Borrower of such Loan and the amount of your Participation therein, as well as the Type of Loans and Interest Period selected by the Company and the interest rate basis and rate applicable to your Participation in such Loan under this Agreement. You will, on or before          A.M. (New York City time) on the date of such Loan, pay to us, at the Payment Office, as the purchase price for your Participation in such Loan, an amount equal to your Purchased Interest of such Loan in United States dollars and in same day funds.

(d) If, for any reason, you fail to make timely payment to us of your Purchased Interest of any Loan, in addition to other rights and remedies which we may have, we shall be entitled (i) to collect interest from you on your Purchased Interest thereof for the period from the date when payment was due until payment is made at the Federal Funds Rate for each day during that period, (ii) to withhold or set off, and to apply to the payment of your Purchased Interest thereof and any related interest, any amounts that we receive in respect of Loans in which you have a Participation, (iii) to withhold from you any right of consent provided to you by Section 6 of this Agreement and (iv) to bring an action or suit against you in a court of competent jurisdiction to recover your Purchased Interest thereof and any related interest.

2. Payments. (a) Whenever we receive a payment of principal, interest, commitment fee or other payment, or whenever we make an application of funds, in connection with the Loans or the Note (including, without limitation, any payment or application from any property or deposit held or taken in connection with the Loans or the Note, whether as collateral or otherwise), we will promptly pay over to you, in United States dollars and in the kind of funds so received or applied by us, an amount equal to your Purchased Interest of such payment or application (net of any sharing thereof with other lenders required under the Term Loan Agreement), determined as follows:

(i) in the case of interest on the Base Rate Loans, we will pay over to you your Purchased Interest thereof, calculated for each Base Rate Loan by applying a rate per annum equal to the sum of the Base Rate for that Base Rate Loan plus     %;

(ii) in the case of interest on the Eurocurrency Rate Loans, we will pay over to you your Purchased Interest thereof, calculated for each Eurocurrency Rate Loan by applying the rate of [            ] [a rate per annum equal to the sum of the Eurocurrency Rate for that Eurocurrency Rate Loan plus     %], whether or not that rate is the same as the rate applicable to [the Eurocurrency Rate Loans] [that Eurocurrency Rate Loan under the Term Loan Agreement], accruing for each Eurocurrency Rate Loan while a Participation in that Loan is held by you;

(iii) in the case of fees paid to us pursuant to Sections 2.05(a) and (b)(i) of the Term Loan Agreement, we will pay over to you your Purchased Interest thereof, calculated at                     , accruing from                     ; and]

(iv) in the case of principal, we will pay over to you your Purchased Interest thereof.

Unless specifically referred to in clause (i) through (iv) of this Section 2(a), you shall not be entitled to receive a share of any other amounts to which we may be entitled under the Term Loan Agreement or any related document.

(b) All computations of interest based on the Base Rate and of commitment fees shall be made on the basis of a 365/366-day year, and all other computations of interest shall be made on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the applicable period. Any determination made by us as to the allocation of payments received or amounts applied to your Participation in the Loan(s) shall be conclusive and binding for all purposes, absent manifest error.

(c) If, for any reason, we make any payment to you before we have received the corresponding payment or made the corresponding application (it being understood that we are under no obligation to do so), and we do not receive the corresponding payment or make the corresponding application within five Business Days of our payment to you, you will, at our request, promptly return that payment to us (together with interest on that payment at the Federal Funds Rate for each day from the making of that payment to you until its return to us).

(d) If, after we have paid to you your Purchased Interest of any such payment received by us or any such application made by us, such payment or application is rescinded or must otherwise be returned or must be paid over by us to any other person or entity, whether pursuant to any bankruptcy or insolvency law, Section 2.13 of the Term Loan Agreement or otherwise, you will, at our request, promptly pay back to us your Purchased Interest of the payment or application so returned or paid over, together with your Purchased Interest of any interest or other amount required to be paid by us with respect to such payment or application.

3. Responsibilities of Seller. We will administer the Loans and the Note with the same degree of care as is customary generally for the administration of corporate loans in the New York financial market, provided that we will not be liable for any error of judgment, or for any action taken or omitted to be taken by us, except for our own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, we (a) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by us and shall not be liable for any action taken or omitted to be taken in good faith by us in accordance with the advice of such counsel, accountants or experts; (b) make no warranty or representation and shall not be responsible for any statements, warranties or representations (whether written or oral) made in or in connection with the Term Loan Agreement or any document relating thereto or for the financial condition of any Borrower; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Term Loan Agreement or any document relating thereto on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (d) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement, the Note or any document relating thereto; and (e) shall incur no liability under or in respect of the Term Loan Agreement, the Note or any such document by acting upon any notice, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by us to be genuine and signed or sent by the proper party or parties.

4. Agreements of Purchaser. You acknowledge that you have, independently and without reliance upon us and based on the financial statements referred to in the Term Loan Agreement and such other documents and information as you have deemed appropriate, made your own credit analysis and decision to enter into this Agreement. You also acknowledge that you will, independently and without reliance upon us and based on such documents and information as you shall deem appropriate at the time, continue to make your own credit decisions in taking or not taking action under this Agreement.

5. Agreements of Seller; Confidentiality. (a) As of the date of your purchase of a Participation in each Loan and the Note hereunder and before giving effect thereto, (i) we will be the legal owner of such Loan and the Note and, to the extent of your Participation, the beneficial owner of such Loan and the Note, free and clear of any adverse claim, and (ii) we will not have actual knowledge of the existence of any Event of Default.

(b) We have furnished you with copies of the Term Loan Agreement and the financial statements and other documents delivered to us in connection with the Term Loan Agreement and requested by you. Upon your request, we will furnish to you copies of the publicly available financial statements and other publicly available documents, and (subject to any duty of confidentiality to which we are subject) such other documents as we shall receive pursuant to the Term Loan Agreement, but we assume no responsibility with respect to the authenticity, validity, accuracy or completeness thereof. You agree to maintain the confidentiality of any confidential information included in this documentation and have executed and delivered to us a confidentiality agreement substantially in the form of Exhibit B hereto.

(c) We will give you prompt notice of the occurrence of any Event of Default under the Term Loan Agreement of which we shall have actual knowledge; but no failure to give you any such notice shall result in any liability on our part to you.

6. Administration by Seller. (a) We will carry out our administrative duties to you under this Agreement in accordance with the terms of this Agreement and as otherwise required by applicable law.

(b) [We shall not, without your prior written consent, agree to the amendment, modification or waiver of any of the terms of the Term Loan Agreement, the Note, or any agreement or document relating thereto or any collateral therefor, consent to any action or failure to act by any Borrower or any other party, or exercise any rights we may have in respect thereof, if, in any case, such amendment, modification, waiver, consent or exercise would (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which is required for them to take action under the Term Loan Agreement, (ii) reduce the principal amount of or rate of interest on the Loans or any fee of which you are entitled to receive a share under this Agreement payable under the Term Loan Agreement, or (iii) postpone any date fixed for any payment of principal of or interest on the Loans or any fee of which you are entitled to receive a share under this Agreement payable under the Term Loan Agreement. If we shall request your written consent to any of the actions described in this paragraph (b), and shall not receive your consent or a denial thereof in writing within 10 days of the making of such request, you shall be deemed to have given your consent.]4

(c) Except as otherwise expressly provided in this Section 6, we reserve the right, in our sole discretion, in each instance, without prior notice to you, to agree to the amendment, modification or waiver of any of the terms of the Term Loan Agreement, the Note, or any agreement or document relating thereto, to consent to any action or failure to act by any Borrower or any other party, and to exercise or refrain from exercising any powers or rights which we may have under or in respect of the Term Loan Agreement, the Note, or any agreement or document relating thereto or any collateral therefor, including, without limitation, the right to enforce the obligations of any Borrower or any other party.

[4]	For special provisions regarding members of the Farm Credit System as set forth in Section 9.07(f) of the Term Loan Agreement.

7. Reimbursement of Expenses. You will on demand reimburse us to the extent of your Purchased Interest of the Loans and the Note for any and all reasonable costs, expenses and disbursements which may be incurred or made by us in connection with the Loans or the Note, and any action which may be taken by us to collect or enforce any obligation of any Borrower in respect of the Loans or the Note, for which we are not reimbursed at any time by or on behalf of any Borrower. We shall be entitled to deduct from any payments to be made to you under this Agreement, and to retain, your Purchased Interest of any and all reasonable costs, expenses and disbursements which may be incurred or made by us in connection with the Loans or the enforcement of any obligation of any Borrower or any guarantor in respect of the Loans or the Note.

8. Sharing of Payments. If you shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans and the Note in excess of your Purchased Interest in payments on account of the Loans and the Note obtained by us, you shall forthwith purchase from us such additional Participations in the Loans and the Note as shall be necessary to cause you to share such excess payment ratably with us, provided, however, that if all or any portion of such excess payment is thereafter recovered from you, such purchase from us shall be rescinded and we shall repay to you the purchase price to the extent of such recovery (together with interest on that amount at the Federal Funds Rate for each day from the date of payment of such purchase price to us until the return of such purchase price to you).

9. Other Property, Deposits and Indebtedness. If any property is taken by us as collateral for any other loans or extensions of credit made by us to or for any Borrower or any other party, or any property is in our possession or control, or any deposit is held or other indebtedness is owing by us, and that property, deposit or indebtedness, or the proceeds thereof, may be or become collateral for or otherwise available for payment in connection with any Loan by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by us or by reason of the right of set-off, counterclaim or otherwise, you shall have no interest in that property, deposit or indebtedness, or the proceeds thereof, except that if that property, deposit or indebtedness, or the proceeds thereof, shall be applied in reduction of amounts outstanding in connection with any Loan or the Note, then you shall be entitled to your Purchased Interest therein (determined in accordance with Section 2).

10. [Taxes. (a) With respect to any payment made to or by you hereunder, you agree to pay (or, alternatively, to permit us to pay on your behalf) any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, you agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) You will indemnify us for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10) paid by us and any liability (including penalties, interest or expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date we make written demand therefor.

(d) You agree to provide to us, from time to time, completed and signed copies of any forms that may be required in order to certify your exemption from United States withholding taxes with respect to payments to be made to you under this Agreement.]

11. Silent Participation; Subparticipation. (a) You shall not, without our prior written consent, notify or contact any Borrower with respect to any Participation except with respect to delivery to any Borrower of the confidentiality letter agreement pursuant to Section 5(b). Notwithstanding the foregoing, you shall have the right to disclose Participations, and the name of the Borrower with respect thereto, in any filing, prospectus or other document made available publicly or to your customers or otherwise as required by law.

(b) You shall not subparticipate, assign or transfer your Participation in the Loans and the Note without our prior written consent and until the subparticipant or assignee has signed a confidentiality agreement except as provided in this Section 11. You may, upon prior written notice to us, but without our consent, subparticipate all or any part of your Participation in any Loan to, or for the benefit of, any of your Subsidiaries or Affiliates, provided that (i) your obligations under this Agreement shall remain unchanged and you shall remain solely responsible for the performance of your obligations under this Agreement, (ii) we shall continue to deal solely and directly with you in connection with your rights and obligations under this Agreement, (iii) the subparticipant or assignee shall sign a confidentiality agreement and (iv) you will maintain a register with respect to subparticipants and assignees that includes the same information, and has the same conclusive and binding effect, as the Participant Register.

12. Termination. This Agreement is a continuing agreement and shall remain in full force and effect until                     ,         , but you shall not at any time be released from any obligations hereunder in respect of any Loans made on or prior to the Termination Date.

13. Notices and Payments. All notices and other communications provided for under this Agreement shall be in writing (including telecopier, telegram, cable or telex communications), unless otherwise specified, and shall be sent to you at the address set forth above or to us at the address set forth below (or such other address as you or we may designate in writing).

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

Please confirm you agreement with the foregoing by executing the enclosed copy hereof and returning the same to us.

Very truly yours,

[NAME OF SELLER]

By:
Name:
Title:

Accepted this day of ,

[NAME OF PARTICIPANT]

By:
Name:
Title:

FMC CORPORATION
[on behalf of [BORROWER]][5]

By:
Name:
Title:

[5]	If required by Section 9.07(f) of the Term Loan Agreement.

EXHIBIT A to EXHIBIT C-2

PARTICIPATION CERTIFICATE

                    ,

[Date of Participation]

[Name and Address of Participant]

FMC Corporation (the “U.S. Borrower”)

Ladies and Gentlemen:

We hereby confirm that we have sold and transferred to you for your account and risk, upon the terms and conditions of our Participation Agreement with you, dated                     , 201    , an undivided interest and participation (your “Participation”) to the extent of     % (your “Purchased Interest”) in and to a Loan of $         made by us on                     ,          to [specify] (the “Borrower”) pursuant to the Term Loan Agreement, dated as of October 10, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the U.S. Borrower, the Euro Borrowers, the Lenders and other parties party thereto and Citibank, N.A., as Administrative Agent for the Lenders.

We acknowledge receipt from you of the sum of $         in payment of your Participation in such Loan.

Very truly yours,

[NAME OF SELLING LENDER]

By
Title:

EXHIBIT B to EXHIBIT C-2

CONFIDENTIALITY AGREEMENT

                    ,

[Date of Participation]

FMC Corporation

1735 Market Street

Philadelphia, PA 19103

Attention: Thomas C. Deas, Jr., Vice President and Treasurer

Ladies and Gentlemen:

We refer to the Term Loan Agreement, dated as of August 10, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among FMC Corporation, a Delaware corporation (the “U.S. Borrower”), the Euro Borrowers, the Lenders and other parties party thereto and Citibank, N.A., as Administrative Agent for the Lenders.

We are considering the purchase of an undivided interest and participation in and to a Loan or Loans pursuant to a Participation Agreement. Intending to be legally bound, we hereby agree to abide by the terms of Section 9.11 of the Term Loan Agreement as if we were a party thereto.

This letter shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT D

TO

TERM LOAN AGREEMENT

FORM OF EURO BORROWER DESIGNATION

This Euro Borrower Designation, dated as of                              , 20    , is delivered pursuant to the Term Loan Agreement, dated as of October 10, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among FMC Corporation, a Delaware corporation (the “U.S. Borrower”), the Euro Borrowers, the Lenders and other parties party thereto and Citibank, N.A., as Administrative Agent for the Lenders. Capitalized terms used herein and not defined herein are used herein as defined in the Term Loan Agreement.

Designation.

By executing and delivering this Euro Borrower Designation, we hereby designate [            ] a Euro Borrower pursuant to the Term Loan Agreement

Joinder.

By executing and delivering this Euro Borrower Designation, [            ], as provided in the Term Loan Agreement, hereby becomes party to the Term Loan Agreement as a Euro Borrower thereunder with the same force and effect as if originally named as a Euro Borrower therein and expressly assumes all obligations and liabilities of a Euro Borrower thereunder.

The undersigned hereby represents and warrants that (i) each of the representations and warranties contained in Article V of the Term Loan Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date and (ii) with respect to the undersigned entity being designated a Euro Borrower hereby, “know your customer” identifying and related information acceptable to any Lender having requested the same and sufficient to enable such Lender to comply with relevant regulations under the USA PATRIOT Act has been provided to such requesting Lender at least ten (10) Business Days prior to the date this Euro Borrower Designation is delivered to the Administrative Agent.

Acceptance.

By its acknowledgment below, the Administrative Agent accepts [            ] as a Euro Borrower upon execution of this Euro Borrower Designation.

IN WITNESS WHEREOF, the undersigned have caused this Euro Borrower Designation to be duly executed and delivered as of the date first above written.

FMC CORPORATION

By:
Name:
Title:

[EURO BORROWER]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED

as of the date first above written:

Citibank N.A.,

as Administrative Agent

By:
Name:
Title: